Exhibit 10.3

Form of

$500,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of [                    ], 2012

by and among

UTE ENERGY CORPORATION,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES

WELLS FARGO BANK, N.A.,

for itself, as a Lender, as L/C Issuer, Swingline Lender and as the Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

WELLS FARGO SECURITIES, LLC,

as Lead Arranger and Sole Bookrunner

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page
SCHEDULES

Schedule 2.1	Revolving Loan Commitments
Schedule 4.2	Capitalization
Schedule 4.5	Litigation
Schedule 4.7	ERISA
Schedule 4.9	Oil and Gas Properties
Schedule 4.12	Environmental
Schedule 4.22	Material Contracts
Schedule 4.25	Gas Contracts
Schedule 6.1	Liens
Schedule 6.4	Investments
Schedule 6.5	Indebtedness
Schedule 6.8	Contingent Obligations
EXHIBITS

Exhibit 2.1(a)	Form of Assignment and Assumption
Exhibit 2.1(c)	Form of L/C Request
Exhibit 2.1(d)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.1(f)	Form of Swingline Note
Exhibit 2.1(g)	Form of Swingline Request
Exhibit 2.6	Form of Notice of Conversion/Continuation
Exhibit 5.2(b)	Form of Compliance Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of [                    ], 2012, by and among Ute Energy Corporation, a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, Wells Fargo Bank, N.A. (in its individual capacity, “Wells Fargo”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender) and L/C Issuer, and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to refinance Indebtedness of Ute Energy LLC existing on the Closing Date and to provide for working capital, capital expenditures and other general corporate purposes of the Borrower;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property;

WHEREAS, subject to the terms hereof, each of Borrower’s Subsidiaries is willing to guarantee all of the Obligations of Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affected Lender” has the meaning set forth in Section 10.22.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the voting Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, (i) neither the Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party and (ii) the Tribe shall be deemed an “Affiliate” of the Borrower if any member of the Borrower’s board of directors is (A) a member of the Tribe or (B) any other Person designated by Ute Energy Holdings LLC or the Tribe.

“Agent” means Wells Fargo in its capacity as Agent for the Lenders hereunder, and any successor Agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be in the amount of $150,000,000 as of the Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Margin” shall equal, with respect to any Loan, the applicable LIBOR margin or Base Rate margin, and with respect to the Unused Commitment Fee, the applicable fee, in each case in effect from time to time determined as set forth below based upon the applicable Borrowing Base Utilization then in effect pursuant to the appropriate column under the table below:

Borrowing Base Utilization	LIBOR Margin	Base Rate Margin	Unused Commitment Fee
≥ 90%	2.75%	1.75%	0.500%
< 90% and ≥ 75%	2.50%	1.50%	0.500%
< 75% and ≥ 50%	2.25%	1.25%	0.500%
< 50% and ≥ 25%	2.00%	1.00%	0.375%
< 25%	1.75%	0.75%	0.375%

The Applicable Margin shall be adjusted from time to time when and as the Borrowing Base Utilization changes. Notwithstanding anything herein to the contrary, Swingline Loans may not be LIBOR Rate Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Approved Swap Counterparty” means any counterparty to any Rate Contract with the Borrower that (a) has a credit rating of A or higher from Moody’s Investors Service Inc. or A or higher from Standard & Poor’s Corporation and (b) is approved by the Agent its sole discretion.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 10.9 (with the consent of any party whose consent is required by Section 10.9), accepted by the Agent, in substantially the form of Exhibit 2.1(a) or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the Outstanding Credit Exposure.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, at any time, a rate per annum equal to the highest of (a) the per annum rate of interest established from time to time by the Agent at its principal office as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers, (b) the sum of 0.5% per annum and the Federal Funds Rate, and (c) the LIBOR for a one-month Interest Period in effect on such day plus 1.0%. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower’s Bylaws” means those certain bylaws of Ute Energy Corporation dated as of [                    ], 2012, as amended, restated, supplemented or modified from time to time.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article II.

“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.12 (and adjusted from time to time pursuant to Section 2.12, Section 6.2(c) and Section 6.20) on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries subject to a legal, valid and enforceable first priority Lien (subject to Permitted Liens), and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Agent pursuant to Section 2.12.

“Borrowing Base Rate Contracts” has the meaning set forth in Section 6.20(b).

“Borrowing Base Utilization” means the percentage obtained by dividing (a) the Outstanding Credit Exposure by (b) the Borrowing Base in effect at such time.

“BP Intercreditor Agreement” means the Intercreditor Agreement dated as of [                    ], 2012 among the Credit Parties, the Agent and BP Corporation North America Inc.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which should be capitalized in accordance with GAAP.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any of the Borrower’s Subsidiaries under any Capital Leases.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than one year from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than one year, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“Change of Control” means the consummation of any transaction (including any merger or consolidation) the result of which is that any Person (other than the Quantum Group) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the issued and outstanding Stock of the Borrower, measured by voting power rather than number of shares.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived by the Agent and all Lenders.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party and any of the Borrower’s Subsidiaries, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties, whether under this Agreement or under any other Collateral Documents executed by any such Persons and delivered to the Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of the Borrower’s Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations (except for asset retirement obligations recognized under ASC 410) of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported. For the avoidance of doubt, asset retirement obligations recognized on the balance sheet of a Person solely as a result of the application of ASC 410 shall not be deemed Contingent Obligations.

“Contingent Purchase Price Adjustments” means any purchase price adjustments to which a seller may become entitled to the extent such payment is determined by a closing purchase price adjustment or such payment depends on the positive performance of the Credit Parties after the closing of such purchase so long as (a) the amount of such payment is not determinable by the parties to the purchase or (b) once the amount of such payment has been finally fixed and determined by the parties to such purchase, such amount is paid when due.

“Contracts” means all contracts, agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing, sale or lease, as applicable, of Hydrocarbons, rights-of-way, easements, surface rights, equipment, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties or other Property of whatsoever kind or nature now or hereafter located on any of the Property affected by the Oil and Gas Properties which are useful for the production, treatment, storage or transportation of Hydrocarbons, or Hydrocarbons now or hereafter covered hereby, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the Borrower and each other Person (i) which executes this Agreement as a “Credit Party,” (ii) which executes a guaranty of the Obligations, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Current Ratio” means the ratio of (a) the Borrower’s consolidated current assets to (b) the Borrower’s consolidated current liabilities. For purposes of this calculation, (i) “current assets” shall include, as of the date of calculation, Availability but shall exclude, as of the date of calculation (A) any intercompany receivable owing to Borrower by any other Credit Party and (B) any non-cash assets resulting from the requirements of ASC 815 or 718, and (ii) “current liabilities” shall exclude, as of the date of calculation (A) the current portion of long-term Indebtedness, (B) any intercompany payable owing by Borrower to any other Credit Party and (C) any non-cash liabilities resulting from the requirements of ASC 815, 410 or 718.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Deficiency” means an amount, if any, by which the Outstanding Credit Exposure (less the aggregate amount of the Letter of Credit Obligations that are cash collateralized) exceeds the Maximum Revolving Loan Balance.

“Discounted Present Value” means, as of any date of determination, the calculation of the present value (using the average of the discount rates then customarily utilized by the Agent for collateral valuation purposes, which, on the Closing Date, is a 9% discount rate) of the projected future net revenues attributable to the Proven Reserves utilizing the price assumptions used by the Agent in evaluating its oil and gas loans generally, adjusted to give effect to applicable commodity prices under Rate Contracts permitted hereunder and covering such production.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America.

“EBITDAX” means, for any period, without duplication, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization, depletion and other non-cash charges for such period plus (c) to the extent deducted in determining Net Income, exploration expenses for such period plus (d) to the extent deducted in determining Net Income, any unrealized losses incurred in connection with any Rate Contract and non-cash compensation expense incurred in connection with any employee equity compensation plan permitted under this Agreement, plus (e) to the extent deducted in determining Net Income, any costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the incurrence, any amendment, refinancing or other modification of, any Indebtedness and any agreements relating thereto, minus (f) all non-cash items of income which were included in determining such Net Income, including any unrealized gains incurred in connection with any Rate Contract; provided, however that if, since the beginning of the four fiscal quarter period ending on the date for which EBITDAX is determined, the Borrower or any of its Subsidiaries shall have made any Material Acquisition or Disposition, EBITDAX shall be calculated giving pro forma effect thereto as if the Material Acquisition or Disposition had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by a Responsible Officer of the Borrower, and (ii) in conformity with Regulation S-X or as otherwise acceptable to the Agent.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report and includes the Initial Engineering Report where applicable.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of the Borrower as a result of, or related to, any non-compliance by such Credit Party or any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of the Borrower, whether on, prior or after the date hereof.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated September 30, 2011 among the Ute Energy LLC, the other persons party thereto that are designated as a “Credit Party,” the Agent and the financial institutions from time to time party thereto, as amended by that certain Master Assignment, Agreement, and Amendment No. 1 to Amended and Restated Credit Agreement dated December 16, 2011 and that certain Master Assignment, Agreement, and Amendment No. 2 to Amended and Restated Credit Agreement dated March 15, 2012.

“Existing Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated September 30, 2011 among Ute Energy LLC, the other persons party thereto that are designated as a “Credit Party,” Wells Fargo Energy Capital, Inc., as agent, and the financial institutions from time to time party thereto.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including SyndTrak® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Farmout” means an arrangement pursuant to an agreement whereby the owner(s) of one or more oil, gas and/or mineral lease or other oil and natural gas working interest with respect to a property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such property to one or more Persons in exchange for (a) drilling, or participating in the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activity or participating in the cost of such activity, to attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property, or participating in the costs of such production.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the fee letter among Ute Energy LLC, the Agent and the Lead Arranger dated as of March 16, 2012.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Gas Imbalance” means (a) a sale or utilization by Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or any of its Subsidiaries, as applicable.

“Governmental Authority” means any nation or government, including, without limitation, the Tribe, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement in form and substance reasonably acceptable to the Agent and Borrower, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Increase Effective Date” has the meaning set forth in Section 2.13(a).

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services; (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) other than obligations, if any, to repurchase Stock or Stock Equivalents from employees upon their termination of employment prior to the date that is 180 days after the Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) net obligations under Rate Contracts, including any deferred put premiums; (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (k) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.

“Indemnitee” has the meaning set forth in Section 10.6.

“Indemnified Matters” has the meaning set forth in Section 10.6.

“Independent Engineer” means Ryder Scott Company or any other third party engineering firm acceptable to the Agent in its reasonable discretion.

“Independent Engineering Report” means, with respect to any Person, a report, in form and substance reasonably satisfactory to the Agent, prepared by an Independent Engineer, addressed to the Borrower with respect to the Oil and Gas Properties owned by such Person (or to be acquired by such Person) which with respect to the Borrower and its Subsidiaries are, or are to be, included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based upon pricing assumptions consistent with SEC reporting requirements then in effect, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent.

“Initial Engineering Report” means the Independent Engineering Report with respect to the Oil and Gas Properties owned by Ute Energy Upstream Holdings LLC, a Delaware limited liability company (predecessor to the Borrower), dated as of December 31, 2011 covering the Proven Reserves to be included in the Borrowing Base and otherwise in form and substance acceptable to the Agent.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses.

“Interest Expense” means, for any Person and its consolidated Subsidiaries for any period, total cash interest, letter of credit fees, and other fees and expenses incurred in connection with any Indebtedness for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit, payments or accruals under Capital Leases allocable to interest expense, and net costs under Rate Contracts, all as determined in conformity with GAAP.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six or nine months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six or nine months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swingline Loans) the last Business Day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three, six or, to the extent available to all of the Lenders, nine months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Internal Engineering Report” means, with respect to any Person, a report, in form and substance reasonably satisfactory to the Agent, prepared by such Person and certified by a Responsible Officer of such Person, with respect to the Oil and Gas Properties owned by such Person (or to be acquired by such Person) which with respect to the Borrower and its Subsidiaries are, or are to be, included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based upon pricing assumptions consistent with SEC reporting requirements then in effect, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent.

“Investments” has the meaning set forth in Section 6.4.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IPO” has the meaning set forth in Section 3.1(c).

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“knowledge” means the actual knowledge of the officers, including, without limitation Responsible Officers of any Credit Party, and includes information actually personally known or information which would have been ascertained had a reasonable inquiry or investigation been undertaken. The standard of reasonableness is that which would be exercised by a reasonably prudent person who has been advised that such person is expected to make the representations and warranties contained herein.

“L/C Issuer” means Wells Fargo in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Agreement” means, collectively, any documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

“L/C Reimbursement Date” has the meaning set forth in Section 2.1(b)(v).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” means a notice given by the Borrower to the relevant L/C Issuer and the Agent pursuant to Section 2.1(b) substantially the form of Exhibit 2.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer.

“L/C Sublimit” means $15,000,000.

“Lead Arranger” means Wells Fargo Securities, LLC, in its capacity as lead arranger hereunder.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, wellbore assignments or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who holds Revolving Loans).

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Fee” has the meaning set forth in Section 2.9(c)(i).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, the Lenders and the L/C Issuers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.1(b)(iv) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto but shall not include the amount of any Revolving Loans the proceeds of which have been applied in repayment of any L/C Reimbursement Obligations.

“Leverage Indebtedness” means all Indebtedness referred to in clauses (a), (b) (to the extent such obligations are more than 90 days past the invoice date thereof), (c), (d), (f), (g), (h) and, to the extent in respect of indebtedness or obligations of the kinds referred to above, (j) and (k) of the definition of “Indebtedness”.

“Leverage Ratio” means, for the Borrower and its Subsidiaries as of the end of any fiscal quarter, the ratio of (a) Leverage Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter to (b) EBITDAX of the Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarter period then ended.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and reasonable fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents and each other agreement, instrument, or other document executed at any time in connection with this Agreement.

“Majority Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the Maximum Revolving Loan Balance then in effect, or (b) if the Aggregate Revolving Loan Commitment has terminated, Lenders then having more than fifty percent (50%) of the Outstanding Credit Exposure.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Acquisition or Disposition” means an Acquisition or Disposition of any assets by the Borrower or any of its Subsidiaries having a fair market value in excess of $10,000,000.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the business, assets, Properties, liabilities (actual or contingent), operations or financial condition of the Borrower and the Borrower’s Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower and any Subsidiary of the Borrower or any other Person (other than the Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Contracts” means each of the contracts, documents, agreements, leases or other instruments listed on Schedule 4.22 and any other contracts, documents, agreements, leases or other instruments to which the Borrower or any of its Subsidiaries is a party or to which their respective Properties may be bound and which, if breached, terminated or cancelled, could reasonably be expected to result in a Material Adverse Effect.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $5,000,000 in the aggregate.

“Maximum Lawful Rate” has the meaning set forth in Section 2.3(d).

“Maximum Revolving Loan Balance” means the lesser of (a) the Borrowing Base in effect from time to time and (b) the Aggregate Revolving Loan Commitment then in effect.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Income” means, with respect to any Person and its consolidated Subsidiaries, for any period, the net income for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the Ordinary Course of Business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“New Lender” has the meaning set forth in Section 2.13(a).

“Non-Funding Lender” has the meaning set forth in Section 2.11(b).

“Non-U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to the Agent pursuant to Section 2.5, in substantially the form of Exhibit 2.1(d) hereto.

“Notice of Conversion/Continuation” means a notice given by the Borrower to the Agent pursuant to Section 2.6, in substantially the form of Exhibit 2.6 hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. For the avoidance of doubt, any Obligations owing by any Credit Party to any Secured Swap Provider under any Secured

Rate Contract shall continue to be “Obligations” whether or not such Obligations are permitted under Sections 6.5(f) or 6.8(b) provided that such Secured Swap Provider entered into such Secured Rate Contract and the related confirmations in good faith and based upon such Credit Parties’ representations that the Credit Parties are in compliance with the terms of this Agreement and the other Loan Documents.

“Oil and Gas Liens” means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by the Credit Parties in the Ordinary Course of Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, Farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary of any Credit Party, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Outstanding Credit Exposure” means the sum of the aggregate principal amount of the Revolving Loans then outstanding, outstanding Letter of Credit Obligations, amounts of participation in Swingline Loans and the principal amount of unparticipated portions of Swingline Loans.

“Other Lender” has the meaning set forth in Section 2.11(e).

“Other Taxes” has the meaning set forth Section 11.1(c).

“Participant Register” has the meaning set forth in Section 10.9(f).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by the Borrower or any Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary of (i) substantially all of the assets of a Target, which assets are located in the United States or (ii) 100% of the Stock and Stock Equivalents of a Target incorporated under the laws of any State in the United States or the District of Columbia to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 3.2 shall have been satisfied;

(b) to the extent the aggregate consideration paid or payable in connection with such Acquisition exceeds $10,000,000, the Borrower shall have furnished to the Agent and Lenders, with respect to clause (1) below, by the date of execution of a purchase and sale agreement or other similar agreement regarding such Acquisition and, with respect to clauses (2), (3) and (4) below, by the date of closing of such Acquisition, (1) a term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis compliance with the covenants set forth in Article VII hereof after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 5.12) as the Agent reasonably shall request;

(c) the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 5.12, and to the extent the aggregate consideration paid or payable in connection with such Acquisition exceeds $10,000,000, the Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the acquisition documents;

(d) such Acquisition shall not be hostile and, to the extent required by applicable law or the organizational or governing documents of the Target, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) no Default or Event of Default shall then exist or would exist after giving effect thereto; and

(f) the total consideration paid or payable (including without limitation, any deferred payment) for all Acquisitions consummated during any year shall not exceed the greater of $15,000,000 and 5% of the Borrowing Base in the aggregate for all such Acquisitions.

“Permitted Liens” has the meaning set forth in Section 6.1.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

[“Post-Closing Agreement” means the Post-Closing Agreement between Borrower and Agent dated as of [            ], 2012.]1

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

[1]	To be included as necessary.

“Quantum Group” means QEP Ute Partners, a Delaware general partnership, QR Ute Partners, a Delaware general partnership, and/or any Affiliate of QEP Ute Partners or QR Ute Partners.

“Rate Contract Restructuring” means, collectively, each Unwind of a Borrowing Base Rate Contract and the replacement Rate Contract (if any) entered into by the end of the Business Day immediately succeeding the day on which such Unwind occurs.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code), all transactions entered into thereunder, and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices, including without limitation any and all cap transactions, floor transactions, collar transactions, spot contracts, forward contracts, options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Register” has the meaning set forth in Section 2.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each partner, director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Lender” has the meaning set forth in Section 10.22.

“Required Lenders” means at any time (a) Lenders then holding more than sixty-six and two/thirds percent (66 2/3%) of the Maximum Revolving Loan Balance then in effect, or (b) if the Aggregate Revolving Loan Commitment has terminated, Lenders then having at least sixty six and two-thirds percent (66-2/3%) of the sum of the Outstanding Credit Exposure.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payments” has the meaning set forth in Section 6.10.

“Revolving Loan” means an extension of credit by a Lender to the Borrower pursuant to Article II hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Revolving Loan Commitment” means the amount set forth opposite such Lender’s name in Schedule 2.1 under the heading “Revolving Loan Commitment” (such amount as the same may be reduced from time to time pursuant to subsections 2.7(b) or 2.8(d)), reduced or increased from time to time as a result of one or more assignments pursuant to Section 10.9 or increased pursuant to Section 2.13.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in substantially the form of Exhibit 2.1(e) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) [            ], 2017; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Sale” has the meaning set forth in Section 10.9(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means the Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between Borrower or any of its Subsidiaries and a Secured Swap Provider.

“Secured Swap Provider” means (a) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract but subsequently ceases to be a Lender or an Affiliate of Lender) who (i) has entered into a Secured Rate Contract with the Borrower or any Subsidiary thereof during the term of this Agreement or (ii) has entered into a Rate Contract that is in existence as of the Closing Date with the Borrower or any Subsidiary thereof, and (b) with respect to any confirmation under any Secured Rate Contract relating to commodity prices in existence as of Closing Date, BP Corporation North America Inc. and UniCredit Bank AG (in the case of clause (b), so long as such entity does not obtain from the Borrower credit support (e.g., without limitation, a guaranty, letter of credit or cash collateral), other than rights of such party under any of the Collateral Documents or any guarantee issued to secure the Obligations generally, as to any Secured Rate Contract between the Borrower or any Subsidiary and such entity).

“Settlement Date” has the meaning set forth in Section 2.11(b).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Swingline Commitment” means $5,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, Wells Fargo or, upon the resignation of Wells Fargo as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Agent (or, if there is no such successor Agent, the Majority Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Lender, in substantially the form of Exhibit 2.1(f) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swingline Loans made to the Borrower by the Swingline Lender.

“Swingline Request” means a notice given by the Borrower to the Swingline Lender and the Agent pursuant to Section 2.1(c) substantially the form of Exhibit 2.1(g) duly completed or in a writing in any other form acceptable to the Swingline Lender.

“Swingline Loan” has the meaning specified in Section 2.1(c)(i).

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) the Credit Parties and their Subsidiaries and (b) any Affiliate of any Credit Party with which such Credit Party files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning set forth in Section 4.10.

“Taxes” has the meaning set forth in Section 11.1(a).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tribe” means the Ute Indian Tribe of Uintah and Ouray Reservation.

“Tribal Consent and Estoppel” means that certain Lessor’s Estoppel, Consent and Waiver executed by the Borrower, the Tribe and the Agent, approved by the Bureau of Indian Affairs and acknowledged by Ute Distribution Corporation, as to such matters as the Agent may reasonably request.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unused Commitment Fee” has the meaning set forth in Section 2.9(b).

“Unwind” has the meaning set forth in Section 6.20(b).

“U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

“Wells” has the meaning set forth in Section 2.12(b)(iv).

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

1.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified. The phrase “date hereof” or “date of this Agreement” means the Closing Date, regardless of any amendment to this Agreement.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents and the BP Intercreditor Agreement, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

1.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provision of Article VI or VII unless the Borrower, the Agent and the Majority Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, compliance certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

ARTICLE II.

THE CREDITS

2.1 Amounts and Terms of Revolving Loan Commitments.

(a) The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Outstanding Credit Exposure shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 2.1(a) may be repaid and reborrowed from time to time.

(b) Letters of Credit.

(i) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Subsidiary of Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Termination Date and 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(A) (i) the Outstanding Credit Exposure would exceed the Maximum Revolving Loan Balance or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed the L/C Sublimit;

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is issued for the account of any Subsidiary of Borrower, such Person), the L/C Reimbursement Agreement.

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Agent or the Majority Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 11:00 a.m. (Denver, Colorado time) on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing in the form of L/C Request or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of the Agent (or any Lender through the Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives written notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower on the L/C Reimbursement Date (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Agent of such failure (and, upon receipt of such notice, the Agent shall forward a copy to each Lender) and the Borrower shall, unless the Borrower otherwise instructs the Agent, be deemed to have requested a Revolving Loan at the Base Rate to be disbursed on the L/C Reimbursement Date, without regard to the minimum specified in Section 2.5 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Loan Commitment and the conditions set forth in Section 3.2, the proceeds of which will be used to satisfy the Borrower’s L/C Reimbursement Obligations.

(vi) Reimbursement Obligations of the Lenders. Upon receipt of the notice described in clause (v) above from the Agent, each Lender shall pay to the Agent for the account of such L/C Issuer its Commitment Percentage of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under subsection 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer after such payment by such Lender with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrower and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection 2.1(b)(vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Lender hereunder.

(c) Swingline Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swingline Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swingline Loan (y) to the extent that after giving effect to such Swingline Loan, the Outstanding Credit Exposure would exceed the Maximum Revolving Loan Balance and (z) during the period commencing on the first Business Day after it receives notice from the Agent or the Majority Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swingline Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived unless, at the time of such Swingline Loan, there is more than one Lender. Each Swingline Loan shall be a Base Rate Loan and shall not be deemed a “Revolving Loan” and must be repaid in full on the earliest of (x) the funding date of any Borrowing of Revolving Loans and (y) the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swingline Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swingline Loan, the Borrower shall give to the Agent a notice to be received not later than 1:00 p.m. (Denver, Colorado time) on the day of the proposed Borrowing, which may be made in a writing in the form of a Swingline Request or by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request. Such Swingline Request shall specify the amount of the Swingline Loan (which shall be in an aggregate minimum principal amount of $100,000). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans (other than a Borrowing to refinance outstanding Swingline Loans), the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swingline Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swingline Loan. The Agent shall promptly notify the Swingline Lender of the details of the requested Swingline Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swingline Loan available to the Borrower by making the proceeds thereof available to the Agent and, in turn, the Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swingline Loans. The Swingline Lender or, subject to subsection 2.5(a), Borrower, may at any time forward a demand to the Agent (which the Agent shall, upon receipt, forward to each Lender) that each Lender pay to the Agent, for the account of the Swingline Lender, such Lender’s Commitment Percentage of all or a portion of the outstanding Swingline Loans. Each Lender shall pay such Commitment Percentage to the Agent for the account of the Swingline Lender (A) if the notice or demand therefor was received by such Lender prior to 12:00 p.m. (Denver, Colorado time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Agent after 2:00 p.m. (Denver, Colorado time) shall be deemed to be received on the next Business Day. Upon receipt by the Agent of such payment (other than during the continuation of any Event of Default under subsection 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Agent, the Borrower shall be deemed to have used in whole to refinance such Swingline Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 8.1(f) or 8.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swingline Loan in an amount equal to such Lender’s Commitment Percentage of such Swingline Loan. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any Swingline Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(v) Limitation on Swingline Loans. The provisions of this Section 2.1(c) shall only apply when two or more Lenders are party to this Agreement.

2.2 Notes.

(a) The Revolving Loans made by each Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to the order of such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b) Swingline Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by the Swingline Lender, a Swingline Note in an amount equal to the Swingline Commitment.

2.3 Interest.

(a) Subject to subsections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swingline Loans may not be LIBOR Rate Loans. The Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. The Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error. All computations of interest for Base Rate Loans when the Base Rate is determined by the Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c) At the election of the Agent or the Majority Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 8.1(f) or 8.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations under the Loan Documents not subject to an Applicable Margin (other than the fees described in subsection 2.9(c)), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%). All such interest shall be payable on demand of the Agent or the Majority Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.4 Loan Accounts.

(a) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

(b) The Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as the Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent, each Lender and each L/C Issuer in the Revolving Loans, Swingline Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 10.9 and 10.22), (2) the Revolving Loan Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swingline Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.4 and Section 10.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, the Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.

2.5 Procedure for Revolving Credit Borrowing. Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 11.5 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 10:00 a.m. (Denver, Colorado time) (i) on the day which is one (1) Business Day prior to the requested Borrowing date in the case of each Base Rate Loan and (ii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

(A) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);

(B) the requested Borrowing date, which shall be a Business Day;

(C) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(D) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(a) Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(b) Unless the Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

2.6 Conversion and Continuation Elections.

(a) Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swingline Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 11.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any such election must be made by 10:00 a.m. (Denver, Colorado time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 10:00 a.m. (Denver, Colorado time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower must make such election by notice to Agent in writing, by approved electronic transmission or overnight courier (or by telephone, to be confirmed in writing on such day) pursuant to a written Notice of Conversion/Continuation. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Majority Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

2.7 Optional Prepayments and Commitment Reductions.

(a) The Borrower may at any time upon at least (i) two (2) Business Days’ prior written notice to the Agent which notice must be received by the Agent prior to 10:00 a.m. (Denver, Colorado time) for LIBOR Loans and (ii) the same Business Day prior written notice to Agent which notice must be received by the Agent prior to 10:00 a.m. (Denver, Colorado time) for Base Rate Loans, prepay such Loans in whole or in part in an amount greater than or equal to $100,000 (other than Swingline Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 11.4.

(b) The Borrower shall have the right, upon at least two (2) Business Days’ irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Aggregate Revolving Loan Commitment; provided, that, each partial reduction shall be in the aggregate amount of $3,000,000 or in integral multiples of $1,000,000 in excess thereof; and provided further that the aggregate amount of the Aggregate Revolving Loan Commitment may not be reduced below the sum of (i) the aggregate outstanding principal balance of Loans and (ii) the aggregate amount of Letter of Credit Obligations.

(c) The notice of any prepayment or commitment reduction shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or commitment reduction. Any reduction or termination of the Aggregate Revolving Loan Commitment pursuant to this Section 2.7 shall be permanent, with no obligation of the Lenders to reinstate such Revolving Loan Commitments and the Unused Commitment Fees provided for in Section 2.9 shall thereafter be computed on the basis of the Aggregate Revolving Loan Commitment as so reduced. With respect to any prepayment, the payment amount specified in such notice shall be due and payable on the date specified therein and together with each prepayment under this Section 2.7, the Borrower shall pay any amounts required pursuant to Section 11.4.

2.8 Repayments, Mandatory Prepayments of Loans and Commitment Reductions.

(a) Revolving Loans and Obligations. The Borrower shall repay to the Lenders in full the aggregate principal amount of the Revolving Loans, Swingline Loans, Letter of Credit Obligations and all other Obligations outstanding on the Revolving Termination Date.

(b) Borrowing Base Deficiency. If at any time there is a Deficiency (except as provided in Sections 2.8(c) below), the Borrower shall,

(i) within 30 days after receipt of written notice from the Agent regarding such Deficiency (A) deliver a written notice to the Agent indicating its intent to prepay the Loans or, if the Loans have been repaid in full, cash collateralize the Letter of Credit Obligations such that the Deficiency is cured, and (B) make such payments and deposits within 30 days after delivery of such written notice to the Agent indicating its intention to prepay the Loans;

(ii) within 30 days after receipt of written notice from the Agent regarding such Deficiency (A) deliver a written notice to the Agent indicating its intent to pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion such that the Deficiency is cured, and (B) deliver such additional Collateral within 30 days after delivery of written notice to the Agent indicating its intention; or

(iii) within 30 days after receipt of written notice from the Agent regarding such Deficiency deliver a written notice to the Agent indicating the Borrower’s election to repay the Loans or, if the Loans have been repaid in full, cash collateralize the Letter of Credit Obligations, each in five equal installments equal to one-fifth of such Deficiency with the first such installment due 30 days after receipt of written notice from the Agent regarding such Deficiency and each following installment due 30 days after the preceding installment due date; provided, however that the Borrower must reasonably demonstrate in writing to the Agent that it will have sufficient monthly cash flow in order to make such installment payments. The failure of the Borrower to deliver such election notice or to perform the action chosen to remedy such Deficiency shall constitute an Event of Default.

(c) Asset Dispositions and Rate Contract Restructurings. Immediately upon any reduction of the Borrowing Base pursuant to Section 6.2(c) or Section 6.20(b), the Borrower shall make a mandatory prepayment of the Loans or, if the Loans have been repaid in full, cash collateralize the Letter of Credit Obligations, in an amount, if any, required to eliminate any Deficiency, which prepayment shall be applied in accordance with subsection 2.8(d) hereof.

(d) Application of Prepayments. Subject to Section 8.5, any prepayments pursuant to subsection 2.8(b) or 2.8(c) shall be applied first to prepay outstanding Swingline Loans, and second to prepay outstanding Revolving Loans or, if the Loans have been repaid in full, cash collateralize the Letter of Credit Obligations to the extent required by such subsection, whereupon the Revolving Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of the aggregate of principal repaid or Letter of Credit Obligations cash collateralized along with a permanent reduction of the Swingline Commitment solely at such time as the Aggregate Revolving Loan Commitment is reduced to an amount equal to the Swingline Commitment so that at no time will the Aggregate Revolving Loan Commitment be less than the Swingline Commitment, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. To the extent permitted by the foregoing sentences, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 2.8, the Borrower shall pay any amounts required pursuant to Section 11.4 hereof.

2.9 Fees.

(a) Agent’s Fees. The Borrower shall pay fees in the amounts and at the times set forth in the Fee Letter.

(b) Unused Commitment Fee. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a commitment fee (the “Unused Commitment Fee”) determined on a daily basis by multiplying the Applicable Margin for the Unused Commitment Fee and an amount equal to

(i) the Maximum Revolving Loan Balance, less

(ii) the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations,

The Applicable Margin for the Unused Commitment Fee shall be subject to adjustment as set forth in the definition of Applicable Margin. Such fee shall be payable quarterly in arrears on the first day of the quarter following the date hereof and the first day of each quarter thereafter. The Unused Commitment Fee provided in this subsection 2.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement.

(c) Letter of Credit Fee.

(i) The Borrower agrees to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (A) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (B) for each quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Majority Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 8.1(f) or 8.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar quarter and on the Revolving Termination Date.

(ii) In the event that there is more than one Lender party to this Agreement, the Borrower shall pay to any L/C Issuer, a fronting fee for each Letter of Credit issued by such L/C Issuer equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $750. Such fee shall be paid to any L/C Issuer for its own benefit in arrears, on the first day of each calendar quarter and on the Revolving Termination Date.

(iii) In addition, the Borrower shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

2.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 10.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (Denver, Colorado time) on the date due. Any payment which is received by the Agent later than 2:00 p.m. (Denver, Colorado time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swingline Loan) to pay (i) interest, principal (including Swingline Loans), agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days prior written notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

2.11 Payments by the Lenders to the Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or approved electronic transmission of the amount of such Lender’s Commitment Percentage of the Loan requested by Borrower no later than 1:00 p.m. (Denver, Colorado time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account on such scheduled Borrowing date unless such Lender notifies the Agent and the Borrower in writing that such Lender has determined that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied. If any Lender fails to pay its Commitment Percentage within two (2) Business Days after Agent’s demand, Agent shall promptly notify Borrower, and the Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 2.11(a) shall be without premium or penalty. Nothing in this subsection 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Agent, the Swingline Lender or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At any time at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or approved electronic transmission of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Commitment Percentage of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender) not later than 2:00 p.m. (Denver, Colorado time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Commitment Percentage of all payments received from the Borrower.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this subsection 2.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(e) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, if any Lender becomes a Non-Funding Lender, then the following provisions shall apply for so long as such Lender is a Non-Funding Lender:

(i) fees (including Unused Commitment Fees) shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Non-Funding Lender;

(ii) the Revolving Loan Commitment and Outstanding Credit Exposure of such Non-Funding Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Non-Funding Lender differently than other affected Lenders shall require the consent of such Non-Funding Lender;

(iii) if any Swingline Loans shall be outstanding or any Letter of Credit Obligations shall exist at the time a Lender becomes a Non-Funding Lender then: (A) all or any part of the unfunded participations in and commitments with respect to such Swingline Loans or Letters of Credit Obligations shall be reallocated among the Other Lenders in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all Other Lenders’ Outstanding Credit Exposure plus such Non-Funding Lender’s Loans and participations in and commitments with respect to Loans and Letters of Credit does not exceed the total of all Other Lenders’ Revolving Loan Commitments, (y) each Other Lender’s ratable share of the Outstanding Credit Exposure does not exceed the lesser of each Other Lender’s Revolving Loan Commitment and its ratable share of the Borrowing Base, and (z) the conditions set forth in Section 3.2 are satisfied at such time; provided, that the Letter of Credit Fees payable to the Lenders shall be determined taking into account such reallocation; (B) if the reallocation described in clause (A) cannot, or can only partially be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such outstanding Swingline Loans and (y) second cash collateralize such Non-Funding Lender’s Facility LC Exposure (as defined below) in accordance with the procedures set forth in Section 8.4 for so long as such Facility LC Exposure is outstanding; (C) if the Borrower cash collateralizes any portion of such Non-Funding Lender’s Facility LC Exposure pursuant to clause (B), the Borrower shall not be required to pay any fees to such Non-Funding Lender pursuant to Section 2.9(c) with respect to such Non-Funding Lender’s Facility LC Exposure during the period that such Non-Funding Lender’s Facility LC Exposure is cash collateralized; and (D) if any Non-Funding Lender’s Facility LC Exposure is not cash collateralized pursuant to clause (B), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.9(c) with respect to such Non-Funding Lender’s Facility LC Exposure shall be payable to the L/C Issuer until such Facility LC Exposure is cash collateralized;

(iv) so long as any Lender is a Non-Funding Lender, the L/C Issuer shall not be required to issue or modify any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Borrower in accordance with Section 8.4 ; and

(v) any amount payable to such Non-Funding Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Non-Funding Lender) shall, in lieu of being distributed to such Non-Funding Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (A) first, to the payment of any amounts owing by such Non-Funding Lender to the Agent hereunder, (B) second, pro rata, to the payment of any amounts owing by such Non-Funding Lender to the L/C Issuer or Swingline Lender hereunder, (C) third, to the funding of any Revolving Loan or funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Non-Funding Lender has failed to fund its portion there of as required by this Agreement, as determined by the Agent, (D) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Non-Funding Lender under this Agreement, (E) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Non-Funding Lender as a result of such Non-Funding Lender’s breach of its obligations under this Agreement, and (F) sixth, if so determined by the Agent, distributed to the Lenders other than the Non-Funding Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the aggregate Outstanding Credit Exposure equals such ratio immediately prior to the Non-Funding Lender’s failure to fund any portion of any Loans or participations in Letters of Credit or Swingline Loans and (G) seventh, to such Non-Funding Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or Letter of Credit Obligations in respect of draws under Letter of Credits with respect to which the L/C Issuer has funded its participation obligations and (y) made at a time when the conditions set forth in Section 3.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Letter of Credit Obligations owed to, all Other Lenders pro rata prior to being applied to the prepayment of any Loans, or Letter of Credit Obligations owed to, any Non-Funding Lender.

In the event that the Agent, the Borrower, the L/C Issuer and the Swingline Lender each agrees that a Non-Funding Lender has adequately remedied all matters that caused such Lender to be a Non-Funding Lender, then the Swing Line Exposure (as defined below) and Revolving Loans of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in accordance with its Commitment Percentage. For purposes of this Section 2.11, “Swing Line Exposure” shall mean, with respect to any Non-Funding Lender at any time, such Non-Funding Lender’s Commitment Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time and “Facility LC Exposure” shall mean, with respect to any Non-Funding Lender at any time, such Non-Funding Lender’s Commitment Percentage of the Letter of Credit Obligations at such time.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

2.12 Borrowing Base.

(a) Generally. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Agent and the Lenders and acknowledged by the Borrower as $150,000,000. Except as otherwise provided herein, such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.12 or Section 6.2(c). The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.12(d) and is subject to periodic redetermination pursuant to Sections 2.12(b), 2.12(c), 6.2(c) and 6.20(b).

(b) Calculation of Borrowing Base.

(i) The Borrower shall deliver to the Agent and each of the Lenders on or before each March 1st, beginning March 1, 2013, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. If such Independent Engineering Report and other information are timely delivered, then within fifteen (15) days after receipt of such Engineering Report and all such information, the Agent shall make an initial determination of the new Borrowing Base and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Subject to the last sentence of this Section 2.12(b)(i), the Required Lenders shall approve or reject the Agent’s initial determination of the proposed Borrowing Base by written notice to the Agent within fifteen (15) days of the Agent’s notification of its initial determination; provided, however that, the failure by any Lender to confirm in writing the Agent’s determination of the proposed Borrowing Base within such fifteen (15) day period shall be deemed an approval of such proposed Borrowing Base by such Lender. If the Required Lenders fail to approve any such proposed Borrowing Base determined by the Agent hereunder in such fifteen (15) day period, then the Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.12(b)(i) and, subject to the last sentence of this Section 2.12(b)(i), such amounts shall become the new Borrowing Base effective on the date specified in this Section 2.12(b)(i). Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Agent and the Required Lenders of the new Borrowing Base, the Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base, which Borrowing Base shall be effective as of March 31st of such year. Such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Notwithstanding anything contained herein to the contrary, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the written approval (and not deemed approval) of all the Lenders in their sole discretion but subject to Section 2.12(d).

(ii) The Borrower shall deliver to the Agent and each Lender on or before (A) June 1, 2012 and June 1, 2013, an Internal Engineering Report dated effective as of the immediately preceding April 1st, (B) each September 1st beginning September 1, 2012, an Internal Engineering Report dated effective as of the immediately preceding July 1st, and (C) December 1, 2012 and December 1, 2013, an Internal Engineering Report dated effective as of the immediately preceding October 1st, together with and such other information as may be reasonably requested by the Agent or any

Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. If such Engineering Reports and other information are timely delivered, within fifteen (15) days after receipt of such Engineering Report and all such information, the Agent shall make an initial determination of the new Borrowing Base and upon such initial determination shall promptly notify the Lenders in writing of its initial determination of the proposed Borrowing Base. Subject to the last sentence of this Section 2.12(b)(ii), the Required Lenders shall approve or reject the Agent’s initial determination of the proposed Borrowing Base by written notice to the Agent within fifteen (15) days of the Agent’s notification of its initial determination; provided, however that, the failure by any Lender to confirm in writing the Agent’s determination of the proposed Borrowing Base within such fifteen (15) day period shall be deemed an approval of such proposed Borrowing Base by such Lender. If the Required Lenders fail to approve any such proposed Borrowing Base determined by the Agent hereunder in such fifteen (15) day period, then the Agent shall poll the Lenders to ascertain the highest proposed Borrowing Base then acceptable to the Required Lenders for purposes of this Section 2.12(b)(ii) and, subject to the last sentence of this Section 2.12(b)(ii), such amounts shall become the new Borrowing Base, effective on the date specified in this Section 2.12(b)(ii). Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Agent and the Required Lenders of the new Borrowing Base, the Agent shall, by written notice to the Borrower and the Lenders, designate the new Borrowing Base, which Borrowing Base shall be effective as of June 30, September 30, or December 31, as applicable. Such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement. Notwithstanding anything contained herein to the contrary, any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the written approval (and not deemed approval) of all the Lenders in their sole discretion but subject to Section 2.12(d).

(iii) In the event that the Borrower does not furnish to the Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Agent may in its sole discretion or, at the request of the Required Lenders, shall redetermine the Borrowing Base as otherwise specified in this Section 2.12.

(iv) Each delivery of an Engineering Report by the Borrower to the Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Agent and the Lenders that (A) the Borrower and its Subsidiaries own the Oil and Gas Properties included in the Borrowing Base subject to a legal, valid and enforceable first priority Lien (subject to Permitted Liens), and (B) on and as of the date of such Engineering Report each Oil and Gas Property included in the Borrowing Base and described as “proved developed” therein was developed for oil and/or gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells. Additionally, the Borrower shall deliver with each such Engineering Report a list of any Proven Reserves included in the Borrowing Base that have been sold or acquired by the Borrower and its Subsidiaries since the date of the last Engineering Report delivered to the Agent; provided that such requirement shall not constitute nor be construed as a consent to any sale or proposed sale that would not be permitted under the terms of this Agreement.

(c) Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in this Section 2.12, the Agent and the Lenders (A) may in their sole discretion make two additional redeterminations of the Borrowing Base during any calendar year (but no more than one additional redetermination between any two scheduled redeterminations) unless an Event of Default has occurred and is continuing in which case the Agent and the Lenders may in their sole discretion make additional redeterminations of the Borrowing Base at any time and (B) shall at the request of the Borrower make two additional redeterminations of the Borrowing Base during any calendar year (but no more than one additional redetermination between any two scheduled redeterminations), and in any case, based on such information as the Agent and the Lenders deem relevant (but in accordance with Section 2.12(d)). Any additional redetermination pursuant to Sections 6.2(c) or 6.20(b) shall not be considered to be an interim redetermination pursuant to this Section 2.12(c). The party requesting the redetermination shall give the other parties at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (iii) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.12(c), the Borrower shall provide the Agent and the Lenders with such information regarding the Borrower and its Subsidiaries’ business (including the Oil and Gas Properties included or to be included in the Borrowing Base, the Proven Reserves, and production relating thereto) as the Agent or any Lender may request, including, without limitation, an updated Independent Engineering Report. The Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.12(c) and the amount of the Borrowing Base as so redetermined. Any Borrowing Base adjustment by the Agent as a result of Section 6.2 shall not be considered to be a Borrowing Base redetermination pursuant to this Section 2.12(c).

(d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Agent and the Lenders pursuant to this Section 2.12 shall be made (A) in the sole discretion of the Agent and the Lenders, (B) in accordance with the Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (C) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Agent and the Lenders relating to the Proven Reserves included or to be included in the Borrowing Base, and (D) based upon the estimated value of the Proven Reserves included or to be included in the Borrowing Base as determined by the Agent and the Lenders (each in its sole discretion). In valuing and redetermining the Borrowing Base, the Agent and the Lenders may also consider the assets, liabilities, cash flow, hedged and unhedged exposure to oil and gas prices, interest rate changes, business, financial condition, Indebtedness obligations and management and ownership of the Borrower and its Subsidiaries and such other factors as the Agent and the Lenders customarily deem appropriate.

(e) Redeterminations upon Event of Loss. If any Oil and Gas Property included in the Borrowing Base suffers an Event of Loss, individually or in the aggregate, in excess of 5% of the Borrowing Base, as in effect at the time such Event of Loss occurs, the Borrowing Base shall be reduced, effective immediately upon such Event of Loss, by an amount equal to the engineered borrowing base value of all such properties suffering the Event of Loss (as determined by the Agent in its sole and absolute discretion) as reasonably determined by the Agent.

2.13 Increase in Aggregate Revolving Loan Commitments.

(a) Request for Increase. The Borrower shall have the option to cause an increase in the Aggregate Revolving Loan Commitment from time to time by adding, subject to the prior approval of the Agent and the L/C Issuer (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (each, a “New Lender”); provided however that: (A) prior to and after giving effect to the increase, no Default or Event of Default shall have occurred hereunder and be continuing, (B) no such increase shall cause the Aggregate Revolving Loan Commitment to exceed the then effective Borrowing Base, (C) no Lender’s Revolving Loan Commitment shall be increased without such Lender’s consent and (D) such increase shall be evidenced by a commitment increase agreement in form and substance reasonably acceptable to the Agent and executed by Borrower, Agent and the New Lender and Lenders which shall indicate the amount and allocation of such increase in the Aggregate Revolving Loan Commitment and the effective date of such increase (the “Increase Effective Date”). Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Agent of the applicable commitment increase agreement shall be a “Lender” for all purposes under this Agreement on the Increase Effective Date. The Borrower shall borrow and repay Loans on the Increase Effective Date to the extent necessary to keep the outstanding Loans of each Lender ratable with such Lender’s revised Commitment Percentage after giving effect to any nonratable increase in the Aggregate Revolving Loan Commitment under this Section.

(b) Conditions to Effectiveness of Increase. As a condition precedent to each increase pursuant to Section 2.13(a) above, the Borrower shall deliver to the Agent, to the extent requested by the Agent, the following in form and substance reasonably satisfactory to the Agent:

(i) a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section 2.13 shall have occurred and been complied with and that, before and after giving effect to such increase, (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except that any such representations and warranties that are qualified as to materiality shall be true and correct in all respects) on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date and (2) no Default or Event of Default exists and is continuing;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower as the Agent may reasonably require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement, and such documents and certifications as the Agent may reasonably require to evidence that the Borrower is validly existing and in good standing in its jurisdiction of organization; and

(iii) a favorable customary opinion of counsel to the Borrower, relating to such increase agreement, addressed to the Agent and each Lender if requested by the Agent.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 10.1 to the contrary.

ARTICLE III.

CONDITIONS PRECEDENT

3.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions:

(a) Loan Documents. The Agent and the Lenders shall have received on or before the Closing Date the following duly executed by all the parties thereto, each in form and substance satisfactory to the Agent and the Lenders:

(i) this Agreement;

(ii) if requested by any Lender, a Revolving Note executed by the Borrower in favor of such Lender in the amount of its Revolving Loan Commitment;

(iii) if requested by a Swingline Lender, a Swingline Note executed by the Borrower in favor of the Swingline Lender;

(iv) the Guaranty and Security Agreement, together with:

(1) certificates, if any, representing the Pledged Stock (as defined in the Guaranty and Security Agreement) referred to therein accompanied by undated stock powers executed in blank and instruments that are Collateral indorsed in blank,

(2) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the Guaranty and Security Agreement covering the Collateral described therein,

(3) completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (2) above that name any Credit Party as debtor, together with copies of such other financing statements,

(4) evidence of the completion of all other actions, recordings and filings of or with respect to the Guaranty and Security Agreement that the Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(5) evidence that all other action that the Agent may deem necessary or desirable in order to perfect the Liens created under the Guaranty and Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(v) Mortgages encumbering at least 80% of the Discounted Present Value of the Proven Reserves of the Oil and Gas Properties included in the Borrowing Base, together with:

(1) if necessary, proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the Mortgages covering the Collateral described therein,

(2) evidence of the completion of all other actions, recordings and filings of or with respect to the Mortgages that the Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(3) evidence that all other action that the Agent may deem necessary or desirable in order to perfect the Liens created under the Mortgages has been taken;

(vi) Rate Contracts on commodities in form and substance reasonable satisfactory to the Agent;

(vii) the BP Intercreditor Agreement and the Amended and Restated Schedule to the ISDA Master Agreement between BP Corporation North America Inc. and Ute Energy Upstream Holdings LLC, dated as of [            ], 2012;

(viii) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower certifying (A) that all representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct; (B) that no Default has occurred and is continuing; (C) that the conditions in this Section 3.1 have been met or waived; (D) that there has been no event or circumstance since December 31, 2011 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (E) that no consents, licenses and approvals are required in connection with the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Loan Documents to which it is a party;

(ix) copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State or other functional equivalent of the jurisdiction of its organization, if available;

(x) a certificate of the Secretary or Assistant Secretary of each Credit Party dated as of the Closing Date and certifying (A) that the Organization Documents of such Credit Party have not been amended since either the date of the last amendment thereto shown on the certificate furnished pursuant to clause (ix) above or as previously delivered to the Agent, as applicable, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, managers or sole member or other functional equivalent of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Credit Party and including the signature of another officer certifying the incumbency and specimen signature of the Secretary or Assistant Secretary of such Credit Party executing such certificate;

(xi) certificates from the appropriate Governmental Authority certifying as of a recent date as to the good standing, existence and authority of each of the Credit Parties in all jurisdictions where reasonably required by the Agent;

(xii) an opinion of Latham & Watkins LLP, counsel to the Credit Parties, addressed to the Agent and each Lender, as to such matters concerning the Credit Parties and the Loan Documents as the Agent may reasonably request;

(xiii) an opinion of Van Cott, Bagley, Cornwall & McCarthy, P.C., Utah counsel to the Borrower, addressed to the Agent and each Lender, as to such matters concerning the Credit Parties and the Loan Documents as the Agent may reasonably request;

(xiv) copies of each of the Material Contracts certified by a Responsible Officer (A) as being true and correct copies of such documents as of the date thereof, (B) as being in full force and effect and (C) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof;

(xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Credit Parties that constitutes Collateral;

(xvi) the Initial Engineering Report;

(xvii) the Tribal Consent and Estoppel;

(xviii) the Fee Letter;

(xix) evidence reasonably satisfactory to the Agent that all Liens related to the Existing Credit Agreement and the Existing Second Lien Credit Agreement and all additional Liens revealed by the Lien, tax and judgment searches conducted on the Credit Parties by the Agent are Permitted Liens or have been, or substantially contemporaneously with the initial funding of the Loans will be, released; and

(xx) such other assurances, certificates, documents, consents or opinions as the Agent, the L/C Issuer, the Swingline Lender or any Lender reasonably may require.

(b) Fees. All fees required to be paid to the Agent and the Lead Arranger on or before the Closing Date shall have been paid. Unless waived by the Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Agent (directly to such counsel if requested by the Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).

(c) Due Diligence. The Agent shall be reasonably satisfied with the corporate and capital structure of the Borrower and its Subsidiaries. The Agent shall be satisfied with the existing legal and other contractual arrangements, including, without limitation, the Material Contracts. The Agent and the Lenders shall have completed a due diligence investigation of the Borrower, its Subsidiaries, and the Tribe in scope, and with results, reasonably satisfactory to the Agent and the Lenders and shall have been given such access to the management, records, books of account, contracts, including, without limitation, the Material Contracts, and properties of the Borrower and its Subsidiaries and shall have received such financial, business and other information regarding the Borrower, its Subsidiaries, and the Tribe as they shall have requested, including, without limitation, the most recently completed annual (or other audited) financial statements of the Borrower and its Subsidiaries, including the financial statements referred to in Section 4.11, a balance sheet giving pro forma effect to the IPO, and financial projections covering the term of this Agreement.

(d) Title. The Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base.

(e) Litigation. There shall be no action, suit, investigation or proceeding pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or Governmental Authority that (i) materially impairs the transactions contemplated by this Agreement and the other Loan Documents or (ii) would reasonably be expected to have a Material Adverse Effect.

(f) Representations and Warranties; No Defaults. The representations and warranties of each Credit Party contained in the Loan Documents shall be true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date. No Default or Event of Default shall have occurred and be continuing.

(g) Existing Credit Agreement. All amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall have been discharged and released.

(h) Existing Second Lien Credit Agreement. All amounts due or outstanding in respect of the Existing Second Lien Credit Agreement shall have been (or substantially simultaneously with the Closing Date shall be) paid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall have been discharged and released.

(i) Initial Public Offering. An initial public offering of the Borrower (the “IPO”) resulting in net proceeds in an amount equal to an amount sufficient to refinance the Existing Credit Agreement to the extent attributable to Ute Upstream shall have been consummated, and the corporate and capital structure of the Borrower and its Subsidiaries shall be satisfactory to the Agent.

(j) Midstream Credit Agreement. Ute Energy Midstream Holdings LLC shall have entered into a credit facility substantially simultaneously with this Agreement in an amount sufficient to refinance the Existing Credit Agreement to the extent attributable to Ute Energy Midstream Holdings LLC.

3.2 Conditions to All Borrowings. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) and of any L/C Issuer to Issue, or cause to be Issued, any Letter of Credit hereunder shall be subject to the satisfaction of the following conditions on the date of such Borrowing or such Issuance:

(a) the representations and warranties made by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects (except that any such representations and warranties that are qualified as to materiality shall be true and correct in all respects) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct as of such earlier date);

(b) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation); and

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the Outstanding Credit Exposure would not exceed the Maximum Revolving Loan Balance.

The request and acceptance by Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 3.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are and (as and to the extent specified in Section 3.2(a), on the date of funding of any Loan or incurrence of any Letter of Credit Obligation) will be, true, correct and complete:

4.1 Corporate Existence and Power. Each Credit Party and each of the Borrower’s Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all material governmental or tribal licenses, authorizations, Permits, consents and approvals necessary to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Material Contracts to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.2 Corporate Authorization; No Contravention

(a) The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each of the Credit Parties and each of their respective Subsidiaries of any other Loan Document and Material Contracts to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of any of that Person’s Organization Documents;

(ii) conflict in any material respect with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any Material Contract to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii) violate any material Requirement of Law in any material respect.

(b) Schedule 4.2 sets forth the authorized Stock and Stock Equivalents of each of the Credit Parties and each of the Borrower’s Subsidiaries as of the Closing Date. All issued and outstanding Stock and Stock Equivalents of the Credit Parties and each of the Borrower’s Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of each of the Credit Parties are owned by the Persons and in the amounts set forth on Schedule 4.2. Except as set forth on Schedule 4.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party.

4.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of any other Material Contract except (a) those obtained or made on or prior to the Closing Date, and (b) those required thereunder after the Closing Date in connection with such Credit Party or Subsidiary’s performance thereunder.

4.4 Binding Effect. This Agreement and each other Loan Document and Material Contract to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5 Litigation. Except as specifically disclosed in Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any of the Borrower’s Subsidiaries or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, or purport to materially and adversely affect, or pertain to the validity, enforceability or effectiveness of, any Material Contract; or

(b) would reasonably be expected to result in equitable relief, monetary judgment(s) or liability of any Credit Party or any of the Borrower’s Subsidiaries, individually or in the aggregate, in excess of $5,000,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Material Contract, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. No Credit Party nor any Subsidiary of any Credit Party is the subject of an audit by the IRS or other Governmental Authority or, to each Credit Party’s knowledge, any review or investigation by the IRS or other Governmental Authority concerning the violation or possible violation of any Requirement of Law.

4.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent’s Liens on the Collateral or the consummation of the transactions contemplated by the Loan Documents. No Credit Party and no Subsidiary of Borrower is in default under or with respect to (a) any Contractual Obligation, in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or (b) a material term or provision of any Material Contract.

4.7 ERISA Compliance. Schedule 4.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, be reasonably expected to result in liability of any Credit Party or any of the Borrower’s Subsidiaries in an aggregate amount exceeding $1,000,000, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

4.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10, and are intended to be and shall be used in compliance with Section 6.7. No Credit Party and none of the Borrower’s Subsidiaries is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

4.9 Title to Properties.

(a) Each of the Credit Parties and each of Borrower’s Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in their Ordinary Course of Business. The Property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

(b) The descriptions set forth in Schedule 4.9 of the quantum and nature of the interests of the Credit Parties in and to the Oil and Gas Properties include the entire interests of the Credit Parties in the Oil and Gas Properties included in the Borrowing Base and are complete and accurate in all respects as of the Closing Date. There are no “back-in” or “reversionary” interests held by third parties as of the Closing Date which could reduce the interests of any of the Credit Parties in the Oil and Gas

Properties included in the Borrowing Base except as set forth on Schedule 4.9. No operating or other agreement to which any Credit Party is a party or by which any Credit Party is bound affecting any part of the Oil and Gas Properties included in the Borrowing Base requires such Credit Party to bear any of the costs relating to the Oil and Gas Properties included in the Borrowing Base greater than the working interest of such Credit Party, in such portion of the Oil and Gas Properties included in the Borrowing Base, except in the event such Credit Party is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs or, as set forth on Schedule 4.9 as a penalty or payout interest or unit obligation.

(c) All of the Contracts and Leases of the Credit Parties that relate to the Oil and Gas Properties included in the Borrowing Base requiring payment of more than $1,000,000 in any year are in full force and effect and constitute legal, valid and binding obligations of the Credit Parties. None of the Credit Parties nor any other party to any Leases or any Contract requiring payment of more than $500,000 in any year (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any material obligations thereunder, whether express or implied, or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such Lease or Contract.

(d) As of the Closing Date (i) all material rentals, royalties, overriding royalties, shut-in royalties and other payments due under or with respect to the Oil and Gas Properties included in the Borrowing Base have been properly and timely paid, except for payments held in suspense in the Ordinary Course of Business or remitted to provincial agencies responsible for handling unclaimed property, and (ii) all expenses payable under the terms of the Contracts requiring payment of more than $1,000,000 in any year have been properly and timely paid except for such expenses being contested in good faith by appropriate proceedings, and for which reserves shall have been made therefore and except for such expenses as are being currently paid prior to delinquency in the Ordinary Course of Business. Except for the Credit Parties’ interests in certain Oil and Gas Properties, which the Credit Parties represent do not constitute a material portion (with 2% or more being deemed material) of the value of the Oil and Gas Properties included in the Borrowing Base, all of the proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties are being properly and timely paid to the Credit Parties by the purchasers or other remitters of production proceeds without suspense. The Credit Parties’ ownership of the Hydrocarbons and the undivided interests therein as specified on Schedule 4.9 will, after giving full effect to all Liens permitted hereby and after giving full effect to the Contracts and any other instruments or agreements affecting the Credit Parties’ ownership of such Hydrocarbons, afford the Credit Parties not less than those interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons subject to royalties, penalties, or conversion rights set out on attached Schedule 4.9 and will cause the Credit Parties to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest on attached Schedule 4.9, of the costs of drilling, developing and operating the wells identified on Schedule 4.9.

(e) The prices being received for the production of Hydrocarbons attributable to Oil and Gas Properties included in the Borrowing Base do not violate any Contract or any Requirement of Law. Where applicable, all of the Wells located on the Oil and Gas Properties included in the Borrowing Base and production of Hydrocarbons therefrom have been properly classified under appropriate governmental regulations.

(f) Except as set forth on Schedule 4.9, there are no obligations with respect to any Oil and Gas Property included in the Borrowing Base or any Contracts which require the drilling of additional wells or operations to earn or to continue to hold any of the Oil and Gas Properties included in the Borrowing Base in full force and effect, except for Leases that are still within their primary term (each of which will require drilling operations to perpetuate it beyond its primary term) and the standard provision in certain Leases that requires either production or operations to perpetuate each respective lease after the expiration of its primary term.

(g) All production and sales of Hydrocarbons produced or sold from the Oil and Gas Properties included in the Borrowing Base therefrom has been accounted for and paid to the Persons entitled thereto, in compliance in all material respects with all applicable Requirements of Law.

(h) None of the Properties of any Credit Party or any of Borrower’s Subsidiaries has been affected in any material and adverse manner as a result of requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority.

4.10 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

4.11 Financial Condition.

(a) The audited consolidated balance sheet of the Borrower and each of its Subsidiaries as of December 31, 2011 and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year, copies of which have been delivered to the Agent and the Lenders:

(i) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to normal year-end adjustments and the lack of footnote disclosures; and

(ii) present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The most recent consolidated financial statements of the Credit Parties delivered to the Agent pursuant to Sections 5.1(a), (b) and (c) are accurate and complete in all material respects and present fairly in all material respects the respective consolidated financial condition of the Credit Parties as of their respective dates and for their respective periods. As of the date of such financial statements of the Credit Parties delivered to the Agent pursuant to Sections 5.1(a), (b) and (c), there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Credit Parties or any of the Borrower’s Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(c) Since December 31, 2011, there has been no Material Adverse Effect.

(d) The Credit Parties and Borrower’s Subsidiaries have no Indebtedness other than Indebtedness not prohibited by Section 6.5 and have no Contingent Obligations other than Contingent Obligations not prohibited by Section 6.8.

(e) All financial performance projections delivered to the Agent represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by the Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

(f) The Borrower does not engage in any business activities other than (i) ownership of the Stock and Stock Equivalents of, and the management of, its Subsidiaries (if any), (ii) activities incidental to maintenance of its and such Subsidiaries’ corporate existence and the management of the businesses of such Subsidiaries, (iii) performance of its obligations under the Material Contracts to which it is a party, and (iv) the ownership and/or operation of the Oil and Gas Properties held by the Borrower and its Subsidiaries and activities incidental to the ownership and operation of such assets.

4.12 Environmental Matters. Except as set forth on Schedule 4.12, (a) the operations of each Credit Party and the Borrower’s Subsidiaries are and, to any Credit Party’s knowledge, have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not reasonably be expected to result in Material Environmental Liabilities to any Credit Party or any of the Borrower’s Subsidiaries, (b) no Credit Party and none of the Borrower’s Subsidiaries is party to, and no real property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law other than those that, in the aggregate, are not reasonably expected to result in Material Environmental Liabilities to any Credit Party or any of the Borrower’s Subsidiaries, or (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any of the Borrower’s Subsidiaries, and no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) to any Credit Party’s knowledge, no Credit Party and none of the Borrower’s Subsidiaries has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any such Person and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities to any Credit Party or any Subsidiary thereof, (e) to any Credit Party’s knowledge, no Credit Party and none of the Borrower’s Subsidiaries (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would reasonably be expected to result in Material Environmental Liabilities to any Credit Party or any Subsidiary thereof, and (f) each Credit Party has made available to Agent copies of all existing material environmental reports, reviews and audits and all documents pertaining to actual or potential material Environmental Liabilities, in each case to the extent such material reports, reviews, audits and documents are in their possession, custody or control.

4.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any of the Borrower’s Subsidiaries, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

4.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each of the Credit Parties individually is Solvent.

4.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any of the Borrower’s Subsidiaries, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary thereof, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary thereof and no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary thereof.

4.16 Intellectual Property. Each Credit Party and each of the Borrower’s Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To any Credit Party’s knowledge, the conduct and operations of the businesses of each Credit Party and each Subsidiary thereof does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person. No other Person has contested any right, title or interest of any Credit Party or any Subsidiary thereof in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 Subsidiaries. As of the Closing Date, none of the Credit Parties has any Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 4.2. No Credit Party has any Foreign Subsidiaries.

4.18 Brokers’ Fees; Transaction Fees. Except for fees payable to the Agent and Lenders, none of the Credit Parties nor any of the Borrower’s Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.19 Insurance. Each of the Credit Parties and each of the Borrower’s Subsidiaries and their respective Properties and each of the current operators of the Oil and Gas Properties included in the Borrowing Base are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks (a) as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates or (b) as required by any Material Contract. A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

4.20 Full Disclosure. None of the representations or warranties made by any Credit Party or any of the Borrower’s Subsidiaries in connection with the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of the Borrower’s Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

4.21 Foreign Assets Control Regulations and Anti-Money Laundering

(a) OFAC. None of the Credit Parties or the Borrower’s Subsidiaries, and none of the current operators of the Oil and Gas Properties included in the Borrowing Base (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. Each of the Credit Parties and each of the Borrower’s Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.22 Material Contracts. Except for the Loan Documents and the other agreements set forth on Schedule 4.22, as of the Closing Date there are no (a) agreements regarding any Credit Party, its assets or operations or any investment therein or by which it is bound, (b) Contracts or Leases to which any Credit Party is a party, (c) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party or (d) any other agreements or instruments to which any Credit Party is a party which, in the case of subsections (a), (b), (c) or (d) either (i) the breach, nonperformance or cancellation of which, or the failure of which to renew, would reasonably be expected to have a Material Adverse Effect or (ii) requiring payment of more than $2,500,000 in any year (except for drilling contracts in the Ordinary Course of Business). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

4.23 State and Federal Regulation.

(a) No Credit Party and none of the Borrower’s Subsidiaries is subject to regulation under any Requirement of Law which regulates the incurring by such Person of Indebtedness, including Requirements of Law relating to the sale of electricity, gas, steam, water or other public utility services.

(b) No certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Credit Party from any Governmental Authority to own, operate and maintain any of the Oil and Gas Properties included in the Borrowing Base as presently owned, operated and maintained.

4.24 Security Documents. The provisions of the Collateral Documents are effective to create in favor of the Agent for its benefit and the benefit of the Lenders a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

4.25 Gas Contracts. Except as set forth in Schedule 4.25, none of the Credit Parties: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Credit Parties’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Credit Parties’ Oil and Gas Properties included in the Borrowing Base is subject to, balancing rights of third parties or subject to balancing duties under Requirements of Law, in each case other than in the Ordinary Course of Business and which prepayments and balancing rights, in the aggregate, do not result in the Credit Parties having net aggregate liability at any time in excess of an amount equal to 2% of the Proven Reserves categorized as “proved, developed and producing” on the most recently delivered Engineering Report.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the L/C Issuer):

5.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of the Borrower’s Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to the Agent and each Lender in electronic form and in detail reasonably satisfactory to the Agent and the Majority Lenders:

(a) unless the audited financial statements described in clause (b) below have been delivered, as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the unaudited consolidated balance sheets of the Borrower and each of its Subsidiaries as at the end of such year and the related consolidated statements of income or operations and consolidated statements of stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and schedules as to the Borrower’s statements of income or operations, members’ equity and cash flows for such fiscal year, all certified on behalf of the Borrower by an appropriate Responsible Officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures;

(b) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, or if earlier, five days after the date in each fiscal year on which the Borrower is required to file its Annual Report on Form 10-K with the SEC (after giving effect to all extensions of such date permitted under the Exchange Act of 1934), a copy of the audited consolidated balance sheets of the Borrower and each of its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and schedules as to the Borrower’s statements of income or operations, members’ equity and cash flows for such fiscal year, and accompanied by the unqualified opinion of KPMG or such other independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, all certified on behalf of the Borrower by an appropriate Responsible Officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c) as soon as available, but not later than sixty (60) days after the end of each of the first three fiscal quarters of each year, or if earlier, five days after the date in each fiscal quarter on which the Borrower is required to file its Quarterly Report on Form 10-Q with the SEC (after giving effect to all extensions of such date permitted under the Exchange Act of 1934), a copy of the unaudited consolidated balance sheet of the Borrower and each of its Subsidiaries, and the related consolidated statements of income and consolidated statements of stockholders’ equity and cash flows as of the end of such quarter and for the portion of the fiscal year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

Documents required to be delivered pursuant to Sections 5.1(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower makes such documents available on “EDGAR” and/or the Borrower’s website on the Internet at the website address set forth on the applicable signature page hereto; or (ii) on which such documents are posted on the Borrower’s behalf on an E-System; provided that: (A) if the Agent or any Lender is unable to access “EDGAR” or the Borrower’s website, the Borrower shall deliver paper copies of such documents to the Agent or any Lender promptly following its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (B) the Borrower shall notify the Agent by electronic mail (including E-Fax) of the posting of any such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.2 Certificates; Other Information. The Borrower shall furnish in electronic form, to the Agent and each Lender:

(a) together with each delivery of financial statements pursuant to subsections 5.1(b) and (c), (i) a management report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Borrower and its Subsidiaries for the quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and (iii) a report setting forth any updates to the Borrower’s budget since the most recently delivered budget or update thereto pursuant to subsection 5.2(e) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a), (b) and (c) above, a fully and properly completed compliance certificate in the form of Exhibit 5.2(b), certified on behalf of the Borrower by a Responsible Officer;

(c) concurrently with the delivery of the financial statements referred to in subsections 5.1(b) and 5.1(c) above, a statement prepared by Borrower and certified as being true and correct in all material respects by a Responsible Officer of the Borrower, setting forth in reasonable detail an updated list of, except for the Loan

Documents and the other agreements set forth on Schedules 4.22 and 4.25, (a) all partnership agreements to which the Borrower or any of its Subsidiaries is a general partner or joint venture agreements to which any Credit Party is a party, and (b) all other agreements or instruments to which any Credit Party is a party the breach, nonperformance or cancellation of which, or the failure of which to renew, would reasonably be expected to have a Material Adverse Effect;

(d) concurrently with the delivery of the financial statements referred to in subsections 5.1(a), (b) and 5.1(c) above, a statement prepared by Borrower and certified as being true and correct in all material respects by a Responsible Officer of the Borrower, setting forth in reasonable detail all Rate Contracts to which the Borrower and its Subsidiaries is then subject and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement;

(e) as soon as available and in any event no later than February 20 of each fiscal year of the Borrower, (i) a budget dated as of January 1 of such fiscal year of the Borrower and its Subsidiaries which includes consolidated income statements, balance sheets and cash flow statements of the Borrower and its Subsidiaries for each of the four fiscal quarters of such fiscal year and (ii) a breakdown of projected revenues and general and administrative expenses for the Borrower;

(f) as soon as available but in any event on or before March 1st of each year, an Independent Engineering Report for the Oil and Gas Properties included or to be included in the Borrowing Base dated effective as of the immediately preceding January 1, together with such other information as may be reasonably requested by the Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(g) as soon as available but in any event on or before June 1, 2012 and June 1, 2013, an Internal Engineering Report for the Oil and Gas Properties included or to be included in the Borrowing Base dated effective as of the immediately preceding April 1, together with such other information as may be reasonably requested by the Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(h) as soon as available but in any event on or before December 1, 2012 and December 1, 2013, an Internal Engineering Report for the Oil and Gas Properties included or to be included in the Borrowing Base dated effective as of the immediately preceding October 1, together with such other information as may be reasonably requested by the Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(i) as soon as available but in any event on or before September 1st of each year, an Internal Engineering Report for the Oil and Gas Properties included or to be included in the Borrowing Base dated effective as of the immediately preceding July 1, together with such other information as may be reasonably requested by the Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(j) concurrently with the delivery of each Engineering Report referred to in subsections 5.2(f), (g), (h) and (i) above, a certificate from a Responsible Officer of the Borrower or the Chief Operating Officer of the Borrower certifying that, to his knowledge and in all material respects: (i) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties included in the Borrowing Base and evaluated in such Engineering Report, and such Properties are subject to a legal, valid and enforceable first priority Lien (subject to Permitted Liens), (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties included in the Borrowing Base and evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties included in the Borrowing Base have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of the Oil and Gas Properties included in the Borrowing Base added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in such Oil and Gas Properties occurring and the reason for such change, (vi) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or its Subsidiaries from the Oil and Gas Properties included in the Borrowing Base and (vii) except as set forth in writing in a notice delivered to the Agent immediately prior to or concurrent with the delivery of such Engineering Report, at least 80% of the Discounted Present Value of the Proven Reserves evaluated by such Engineering Report are pledged as Collateral for the Obligations and attached to the certificate is a schedule detailing compliance with Section 5.12(c);

(k) as soon as available and in any event within 60 days after the end of each fiscal quarter, a report certified by a Responsible Officer of the Borrower or the Chief Operating Officer of the Borrower in form and substance reasonably satisfactory to the Agent prepared by the Borrower covering each of the Oil and Gas Properties included in the Borrowing Base and evaluated in the most recent Engineering Report and detailing on a quarterly basis (i) the production and associated lease operating statements for such Oil and Gas Properties, (ii) any changes to any producing reservoir, production equipment, or producing well during each such quarter, and (iii) any sales of the Oil and Gas Properties during each such quarter;

(l) promptly after the same are entered into, a statement prepared by Borrower and certified as being true and correct in all material respects by a Responsible Officer of the Borrower, setting forth in reasonable detail all Rate Contracts entered into between the Borrower and its Subsidiaries with a counterparty that is an Approved Swap Counterparty but that is not a Secured Swap Provider, and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), and the counterparty to each such agreement; and

(m) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Agent may from time to time reasonably request.

5.3 Notices. The Borrower shall notify promptly the Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming actually aware thereof):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that would reasonably be expected to become a Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation, including, without limitation, any Material Contract of any Credit Party or any Subsidiary thereof or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in liability of any Credit Party in an aggregate amount exceeding $2,500,000, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary thereof and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in liability of any Credit Party in an aggregate amount exceeding $2,500,000;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary thereof (i) in which, if adversely determined, the amount of damages would reasonably be expected to result in liability of any Credit Party in excess of $2,500,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding $2,500,000, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Material Contract;

(e) (i) the receipt by any Credit Party or any Subsidiary thereof of any notice of violation of Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $2,500,000, (iii) the receipt by any Credit Party or any Subsidiary thereof of notification that any property thereof is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $2,500,000;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g) any Material Adverse Effect;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof;

(i) the creation, establishment or acquisition of any Subsidiary or the issuance by or to the Borrower of any Stock or Stock Equivalent;

(j) (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect;

(k) any change in the operator of any of the Oil and Gas Properties included in the Borrowing Base; and

(l) any material change to Material Contracts related to the Oil and Gas Properties included in the Borrowing Base that could reasonably be expected to have an adverse effect on the Agent, the L/C Issuer, the Swingline Lender or the Lenders.

Each notice pursuant to this Section shall be in writing and (to the extent an E-System is then available and set up by or at the direction of the Agent) in electronic form accompanied by a statement by a Responsible Officer on behalf of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under subsection 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

5.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each Subsidiary of the Borrower to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 6.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 6.3 and sales of assets permitted by Section 6.2;

(c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5 Maintenance of Property. Each Credit Party shall, and shall cause each of the Borrower’s Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof.

5.6 Insurance.

(a) Each Credit Party shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and their Subsidiaries (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties, (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate, (iii) cause all such insurance policies to provide that each Credit Party is an additional insured, waive rights of subrogation, will be primary non-contributory and have a separation of interest. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent). Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered to materially diminish coverage or canceled. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds related to Borrower, Borrower’s Subsidiaries or any of their respective properties payable thereunder directly to Agent to the extent required by, and for application in accordance with, the terms of this Agreement. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may reasonably deem advisable to reduce the same to cash.

(b) Unless the Borrower provides the Agent with evidence of the insurance coverage required by this Agreement within 15 days after Agent’s request for same, the Agent may purchase any insurance required by this Agreement at the Credit Parties’ expense to protect the Agent’s and Lenders’ interests in the Credit Parties’ and Borrower’s Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and Borrower’s Subsidiaries’ interests. The coverage that the Agent purchases may but need not pay any claim that any Credit Party or any Subsidiary of Borrower makes or any claim that is made against such Credit Party or any Subsidiary of Borrower in connection with said Property. The Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that there has been obtained insurance as required by this Agreement. If the Agent purchases any insurance required by this Agreement, the Credit Parties will be responsible for the reasonable costs of that insurance, including interest and any other charges the Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

5.7 Payment of Obligations. Such Credit Party shall, and shall cause each Subsidiary of Borrower to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective material obligations and material liabilities, including:

(a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b) all material lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) all Indebtedness having an aggregate principal amount of more than $5,000,000, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and

(d) the performance of all obligations under any Contractual Obligation to such Credit Party or any of their respective Subsidiaries is bound, or to which it or any of its properties is subject, including the Material Contracts, except where the failure to perform would not reasonably be expected to result, either individually or in the aggregate, in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $5,000,000.

5.8 Compliance with Laws.

(a) Each Credit Party shall, and shall cause each of the Borrower’s Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of Borrower’s Subsidiaries to, comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, either individually or in the aggregate, reasonably be expected to result in liability of the Credit Parties and their Subsidiaries, taken as a whole, in an aggregate amount exceeding $5,000,000. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary thereof or that there exist any Environmental Liabilities, in each case, that would reasonably be expected to result, in the aggregate, in liability the Credit Parties and their Subsidiaries, taken as a whole, in an aggregate amount exceeding $5,000,000, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

5.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and the Borrower shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of Borrower’s Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; (b) permit Agent and any of its Related Persons to inspect, audit and make extracts and copies from all of such Credit Party’s books and records; and (c) permit Agent to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense as provided for in Section 10.5, except that, other than during the continuation of an Event of Default, the Credit Parties shall not be responsible for costs and expenses related to more than one (1) time audit or appraisal per year. Any Lender may accompany Agent in connection with any inspection at such Lender’s expense.

5.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely as follows: (a) to pay costs and expenses required to be paid pursuant to Section 3.1, (b) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement and (c) to refinance Indebtedness of Ute Energy LLC existing on the Closing Date.

5.11 Cash Management Systems. Each Credit Party shall, and shall cause each Domestic Subsidiary of the Borrower to, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts) as of or after the Closing Date.

5.12 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by the Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth or set forth in any Collateral Document, shall cause each of Borrower’s Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Majority Lenders, the Borrower shall cause each of its Domestic Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Majority Lenders, Borrower shall, and shall cause each of its Domestic Subsidiaries to, pledge all of the Stock and Stock Equivalents owned by each of its Domestic Subsidiaries to the Agent for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Borrower shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary acquires any real Property (other than any real property acquired for an aggregate consideration during the term of this Agreement valued at less than $1,000,000), promptly, and in any event within 30 days following such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent.

(c) The Credit Parties shall grant to the Agent a legal, valid and enforceable first priority Lien (subject to Permitted Liens) in at least 80% of the Discounted Present Value of the Proven Reserves set forth in the most recently delivered Engineering Report and included in the Borrowing Base.

5.13 Title Opinions. The Credit Parties shall, from time to time upon the reasonable request of the Agent, take such actions and execute and deliver such documents and instruments as the Agent shall require to ensure that the Agent shall, at all times, have received reasonably satisfactory title evidence (including, if requested, supplemental or new title opinions addressed to it) covering at least 80% of the Discounted Present Value of the Proven Reserves attributable to the Oil and Gas Properties included in the Borrowing Base as reasonably determined by the Agent as set forth in the most recent Engineering Report, which title opinions shall be in form and substance reasonably acceptable to the Agent and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries and reflecting that such Oil and Gas Properties are subject to a legal, valid and enforceable first priority Lien (subject to Permitted Liens). Within 60 days (or such longer time period as extended by the Agent in its sole discretion not to exceed 90 days) after (a) a written request by the Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Agent that the Borrower has failed to comply with this Section 5.13, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Agent in its reasonable business judgment as to the Borrower’s or its Subsidiaries’ ownership of such Oil and Gas Properties and the Agent’s Liens and security interests therein as are required to maintain compliance with this Section.

5.14 State Regulatory Authority. Each Credit Party shall, and shall cause each of Borrower’s Subsidiaries to, not knowingly take any action or permit the Borrower or any of its Subsidiaries to take any action which could cause the Borrower’s, or any of its Subsidiaries’ Business which is not already so regulated or treated, deemed to be or subject to be (a) regulated as a “utility”, “public utility” or a “gas utility” by the Utah Public Service Commission; (b) deemed to be providing any service that would require the prior approval of the Utah Public Service Commission in order to discontinue or abandon such service; (c) within the meaning of the regulations of the Utah Public Service Commission be deemed to be (i) charging a “residential rate” or “commercial rate”, or (ii) providing “gas utility service to residential and small commercial customers”; or (d) subject to FERC jurisdiction.

5.15 Hazardous Materials. The Credit Parties shall not Release or threaten to Release any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary thereof that would reasonably be expected to violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party or any Subsidiary thereof), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to result in liability of the Credit Parties and their Subsidiaries, taken as a whole, in an aggregate amount exceeding $5,000,000.

5.16 [Post-Closing Requirements. The Borrower shall perform and observe all the terms and provisions of the Post-Closing Agreement to be performed or observed by it in accordance with the terms of the Post-Closing Agreement.]

ARTICLE VI.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the L/C Issuer):

6.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by subsection 6.5(c), including renewal, extension or replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate action and for which adequate reserves have been met and are in accordance with GAAP, or (ii) the non-payment of which is permitted by Section 5.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(g) Liens consisting of judgment or judicial attachment liens not constituting an Event of Default;

(h) easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, do not materially detract from the value of the Property subject thereto or interfere in any material respect with the Ordinary Course of Businesses of any Credit Party or any Subsidiary thereof;

(i) Liens on any Property (other than Oil and Gas Properties) acquired, constructed, improved or held by any Credit Party or any Subsidiary thereof securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing or improving such Property and permitted under subsection 6.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition or improvement thereof, (ii) such Lien attaches solely to the Property so acquired, constructed or improved in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the acquisition, construction or improvement cost of such Property;

(j) Liens on Property securing Capital Lease Obligations permitted under subsection 6.5(d);

(k) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(l) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(m) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(n) Liens reserved in leases of business premises entered into in the Ordinary Course of Business for rent and for compliance with the terms of the lease limited to equipment and fixtures on the leased premises;

(o) Liens on Property of the Credit Parties that constitute guarantees of Indebtedness to the extent such guarantees are permitted by Section 6.5;

(p) Liens in favor of collecting banks arising under Section 4-210 of the UCC, Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the Ordinary Course of Business, or Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(q) Oil and Gas Liens on Oil and Gas Properties to secure obligations of any Credit Party that are not delinquent and that do not in any case materially detract from the value of the Oil and Gas Property subject thereto; and

(r) other Liens in an aggregate amount not to exceed $1,000,000.

6.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of used, obsolete, worn-out or surplus equipment or property, whether now owned or hereafter acquired, all in the Ordinary Course of Business;

(b) dispositions of fixtures or equipment to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement fixtures or equipment or (2) the cash proceeds of such disposition are promptly applied to the purchase price of such replacement fixtures or equipment;

(c) dispositions (including like-kind exchanges) of Oil and Gas Properties included in the most recently delivered Engineering Report or any interest therein not otherwise permitted hereunder which are made for fair market value, provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) if all such property disposed of in the aggregate during any period between any two sequential Borrowing Base redeterminations, when taken together with dispositions, terminations, amendments, modifications or entering into of offsetting positions with respect to any Rate Contract with respect to commodity prices permitted pursuant to subsection (e) below, comprises 5% or more of the engineered borrowing base value (as determined by the Agent in its sole and absolute discretion), then the Borrowing Base shall be reduced, effective immediately upon such disposition, by an amount equal to the engineered borrowing base value of all such properties (as determined by the Agent in its sole and absolute discretion), which reduction will be effective upon the disposition that causes such value to exceed such 5% computation and from time to time thereafter in connection with any future dispositions, and if a Deficiency results, the Borrower shall cure such Deficiency to the extent required by Section 2.8, and (iii) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent quarter for which financial statements have been delivered;

(d) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 80% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries shall not exceed in any fiscal year $1,000,000, and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent quarter for which financial statements have been delivered;

(e) dispositions, terminations, amendments, modifications or entering into of offsetting positions with respect to any Rate Contract with respect to commodity prices, provided, that (i) at the time of any such disposition, termination, amendment, modification or offsetting position, no Event of Default shall exist or shall result from such disposition, (ii) if such proposed disposition, termination, amendment, modification or offsetting position would adversely affect in excess of, when taken together with Dispositions of Oil and Gas Properties permitted pursuant to subsection (c) above, 5% of the Borrowing Base in effect at the time such disposition, termination, amendment, modification or offset is effected, then the Borrowing Base shall be reduced, effective immediately upon such disposition, termination, amendment, modification or offset by an amount reasonably determined by the Agent, and if a Deficiency results, the Borrower shall cure such Deficiency to the extent required by Section 2.8, and (iii) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent quarter for which financial statements have been delivered;

(f) dispositions of inventory or Cash Equivalents or immaterial assets in the Ordinary Course of Business;

(g) dispositions of accounts receivables in connection with the collection or compromise thereof in the Ordinary Course of Business;

(h) Restricted Payments permitted by Section 6.10 and Permitted Liens;

(i) licenses, sublicenses, leases, subleases, rights of way, easements or similar rights or encumbrances granted to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(j) an Event of Loss or disposition of property upon an Event of Loss;

(k) dispositions permitted under Section 6.3;

(l) dispositions of Hydrocarbons in the Ordinary Course of Business; and

(m) dispositions of the Randlett gathering system by the Borrower to the Tribe; provided that (i) the Borrower shall continue to operate the Randlett gathering system after giving effect to such disposition, (ii) such disposition is for fair market value and cash consideration, and (iii) the contract for use of the Randlett gathering system by the Borrower contains fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person who is not the Tribe.

So long as no Default or Event of Default then exists or would occur after giving effect to the proposed transaction, the Agent will, at the Borrower’s request and expense, execute a release, satisfactory to the Borrower and the Agent, of any Collateral so sold, transferred, leased, exchanged, alienated or disposed of pursuant to this Section 6.2.

6.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to the Agent, any Subsidiary of the Borrower may merge with, or dissolve or liquidate into, or dispose of all or substantially all of its assets to, the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary, provided that, in the case of a merger or a liquidation, the Borrower or a Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity.

6.4 Loans and Investments. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments of any Credit Party in any other Credit Party;

(c) extensions of credit by any Credit Party to any other Credit Party, provided, if such extensions of credit are evidenced by notes, such notes shall be pledged to the Agent, for the benefit of the Secured Parties;

(d) Investments existing on the Closing Date and set forth on Schedule 6.4; and

(e) Permitted Acquisitions;

(f) Investments representing non-cash consideration of Dispositions permitted under Section 6.2;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of any trade creditors or customers or received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h) guarantees permitted by Section 6.5;

(i) Investments constituting Rate Contracts permitted by Section 6.5;

(j) loans or advances to officers, directors and employees of any Credit Party in the Ordinary Course of Business, in each case, only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002 and not to exceed $1,000,000 in the aggregate at any one time outstanding;

(k) Investments in any Person engaged in any material line of business substantially similar to those lines of business carried on by the Borrower on the date hereof, so long as, immediately after giving effect to any such Investment, (i) no Default or Event of Default has occurred and is continuing, (ii) no Deficiency exists, and (iii) the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.1 and 7.2, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 5.1(a) as though such Investment had been consummated as of the first day of the fiscal period covered thereby, and (ii) the total consideration paid or payable (including without limitation, any deferred payment) for all such Investments consummated during any year shall not exceed $5,000,000 in the aggregate for all such Investments;

(l) Investments permitted by Section 6.3; and

(m) other Investments not to exceed, in the aggregate at any time outstanding, an amount equal to $5,000,000.

6.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to the Loan Documents;

(b) Indebtedness consisting of Contingent Obligations and permitted pursuant to Section 6.8;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 6.5 including extensions, replacements and refinancings thereof which do not increase the principal amount (excluding any expenses or premium incurred in connection with any such extension, replacement or refinancing) of such Indebtedness as of the date of such extension or refinancing;

(d) Capital Lease Obligations and purchase money indebtedness of the Credit Parties having a principal amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(e) guarantees by any Credit Party in respect of Indebtedness otherwise permitted hereunder of any other Credit Party;

(f) obligations (contingent or otherwise) of the Borrower or any Subsidiary thereof existing or arising under any Rate Contract permitted pursuant to Section 6.20;

(g) Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary subordinated to the Obligations on terms reasonably satisfactory to the Agent;

(h) Indebtedness representing deferred compensation to employees of the Credit Parties incurred in the Ordinary Course of Business in an aggregate amount not to exceed $500,000;

(i) customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments, in each case incurred by the Borrower or any of its Subsidiaries in connection with the disposition of any assets permitted hereby, or any Investment permitted hereby or any Permitted Acquisition, but excluding guarantees of Indebtedness; provided that (i) such obligations are not required to be reflected on the balance sheet of the Borrower or any of its Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause) and (ii) the maximum liability in respect of all such obligations incurred in connection with any disposition shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and its Subsidiaries in connection with such disposition;

(j) Indebtedness consisting of (i) the financing of insurance premiums or (ii) customary take-or-pay obligations contained in supply agreements, in each case, in the Ordinary Course of Business;

(k) obligations of the Credit Parties in respect of performance, bid, appeal and surety bonds and similar obligations and any guarantees of the foregoing, in each case, provided by the Borrower or any of its Subsidiaries and incurred in the Ordinary Course of Business;

(l) Contingent Purchase Price Adjustments that are unsecured;

(m) trade payables and accrued obligations entered into in the Ordinary Course of Business; and

(n) other unsecured Indebtedness having a principal amount not exceeding in the aggregate at any time outstanding with respect to the Credit Parties, $5,000,000.

6.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, enter into any transaction with any Affiliate of the Borrower (other than any other Credit Party), unless such transaction contains fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary (or if there is no comparable transaction, is otherwise on terms fair to such Credit Party or such Subsidiary from a financial point of view, as determined by such Credit Party or such Subsidiary in good faith); provided that the foregoing shall not apply to:

(a) any Restricted Payment permitted by Section 6.10, any Indebtedness permitted by Section 6.5, or any Investment permitted by Section 6.4;

(b) payment of reasonable compensation and other benefits to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(c) payment of reasonable and customary directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings;

(d) provision of officers’ and directors’ indemnification and insurance in the Ordinary Course of Business to the extent permitted by law; and

(e) dispositions of the Randlett gathering system by the Borrower to the Tribe; provided that (i) the Borrower shall continue to operate the Randlett gathering system after giving effect to such disposition, (ii) such disposition is for fair market value and cash consideration, and (iii) the contract for use of the Randlett gathering system by the Borrower contains fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person who is not the Tribe.

6.7 Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

6.8 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation and in accordance with Section 6.20;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 6.8, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under subsection 6.2;

(f) Contingent Obligations of the Credit Parties arising under Letters of Credit which support such Credit Parties’ performance of government contracts, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the Ordinary Course of Business;

(g) Contingent Obligations arising under guarantees in the Ordinary Course of Business of obligations of the Borrower or any other Credit Party which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent; and

(h) other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding.

6.9 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary thereof with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. None of the Credit Parties shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

6.10 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent or (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

(a) the Borrower may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(b) the Borrower and each of its Subsidiaries may purchase, redeem or otherwise acquire Stock or Stock Equivalents issued by it with the proceeds received from the substantially concurrent (which for purposes hereof means within 30 days) issue of Stock or Stock Equivalent;

(c) the Borrower may make Restricted Payments in an aggregate amount not to exceed $5,000,000 during any fiscal year to the extent no Default, Event of Default or Deficiency shall exist on the date of such distribution is declared or immediately after giving effect thereto; and

(d) the Borrower and each of its Subsidiaries may purchase, redeem or otherwise acquire Stock or Stock Equivalents issued by it to existing or former employees of any Credit Party in connection with satisfying federal or state income tax obligations incurred in connection with the issuance or exercise of Stock or Stock Equivalents.

6.11 Change in Business. No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to, engage in any business other than the exploration, acquisition, development and production of oil and gas and activities reasonably incidental or related thereto.

6.12 Change in Structure. Except as expressly permitted under Section 6.3, no Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to amend any of its Organization Documents in any respect that could reasonably be expected to be materially adverse to the Agent or Lenders.

6.13 Accounting Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of Borrower’s Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year or method for determining fiscal quarters of any Credit Party or of any such consolidated Subsidiary thereof.

6.14 Amendments to Material Contracts. No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to, (a) amend, supplement, waive or otherwise modify any provision of, any Material Contract (other than with respect to confirmations entered into under any Secured Rate Contract) or (b) take any action prohibited by, or fail to take any action required under any Material Contract, in each case without the prior written consent of the Agent or, except with respect to clauses (a) and (b) above to the extent the same could not reasonably be expected to have a materially adverse effect on the Agent, the L/C Issuer, the Swingline Lender and the Lenders.

6.15 No Burdensome Agreements. No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to, directly or indirectly:

(a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any of its Subsidiaries; or

(b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to subsections 6.1(h), (i) and (j) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

6.16 OFAC. No Credit Party shall, and no Credit Party shall permit any of the Borrower’s Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

6.17 Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to Wells Fargo or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Agent is party without the prior consent of Wells Fargo, except that the foregoing shall not apply to any disclosure to the extent required in the Borrower’s judgment to comply with applicable Requirements of Law, including the securities laws.

6.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

6.19 Gas Imbalances, Take-or-Pay or Other Prepayments. No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to, allow Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or such Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than Gas Imbalances, take-or-pay or other prepayments incurred in the Ordinary Course of Business and which Gas Imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in the Borrower or such Subsidiary having net aggregate liability at any time in excess of an amount equal to 2% of the Proven Reserves that are categorized as “proved, developed and producing” on the most recently delivered Engineering Report. Volumetric production payments are not permitted under this Section 6.19.

6.20 Rate Contracts.

(a) No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to, enter into any Rate Contracts other than Rate Contracts that are designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the Ordinary Course of Business and not for speculative purposes, and which meet each of the following requirements:

(i) such Rate Contracts do not require any Credit Party or any of the Borrower’s Subsidiaries to put up money, assets, or other security (including letters of credit) against the event of its nonperformance prior to actual default by such Person in performing its obligations thereunder (other than Collateral under the Collateral Documents, which may only be used to secure such Rate Contracts pursuant to an intercreditor agreement in form and substance acceptable to the Agent);

(ii) such Rate Contracts are with (a) a Secured Swap Provider or (b) any counterparty that is an Approved Swap Counterparty at the time of entry into such Rate Contract;

(iii) such Rate Contracts which are entered into with the purpose and effect of fixing prices on

(A) crude oil provided that at all times: (1) no such Rate Contract fixes a price for a term of more than 60 months; (2) the notional volumes for which do not exceed the greater of (x) for the five-year period following the date such Rate Contract is executed, 90% of the reasonably anticipated projected crude oil production from Proven Reserves that are categorized as “proved, developed and producing” on the most recently delivered Engineering Report, and (y) for the two-year period following the date such Rate Contract is executed, 85% of the reasonably anticipated projected crude oil production from Proven Reserves and for periods thereafter to the sixtieth month following the date such Rate Contract is executed, 75% of the reasonably anticipated projected crude oil production from Proven Reserves;

(B) natural gas provided that at all times: (1) no such Rate Contract fixes a price for a term of more than 60 months; (2) the notional volumes for which do not exceed the greater of (x) for the five-year period following the date such Rate Contract is executed, 90% of the reasonably anticipated projected natural gas production from Proven Reserves that are categorized as “proved, developed and producing” on the most recently delivered Engineering Report, and (y) for the two-year period following the date such Rate Contract is executed, 85% of the reasonably anticipated projected natural gas production from Proven Reserves and for periods thereafter to the sixtieth month following the date such Rate Contract is executed, 75% of the reasonably anticipated projected natural gas production from Proven Reserves;

(C) natural gas liquids provided that at all times: (1) no such Rate Contract fixes a price for a term of more than 60 months; (2) the notional volumes for which do not exceed the greater of (x) for the five-year period following the date such Rate Contract is executed, 90% of the reasonably anticipated projected natural gas liquids to be processed or recovered, and (y) for the two-year period following the date such Rate Contract is executed, 85% of the reasonably anticipated projected natural gas liquids to be processed or recovered and for periods thereafter to the sixtieth month following the date such Rate Contract is executed, 75% of the reasonably anticipated projected natural gas liquids to be processed or recovered; and

(D) interest rates provided that at all times no such Rate Contract shall exceed 75% of the reasonably anticipated projected balances of all funded Indebtedness;

provided that, the limitations in this clause (iii) shall not apply to put options and price floors (including floors embedded in participating swaps or other similar transactions to the extent not offset by calls) for Proven Reserves with respect to which the Borrower or any Credit Party is the buyer of such put options or price floors so long as such put options and price floors, when taken with the Rate Contracts referred to in this clause (iii) do not exceed more than 100% of the notional volumes of Proven Reserves;

(iv) to the extent such Rate Contracts cover projected production from Proven Reserves that are not categorized as “proved, developed and producing,”, such projected production is attributable to an assumed development program that has been reviewed and accepted by the Agent; and

(b) No Credit Party shall, and no Credit Party shall permit any of Borrower’s Subsidiaries to amend, modify, cancel, sell, assign, novate, terminate, unwind, restructure, or otherwise affect (“Unwind”) any Rate Contract in respect of commodities that was in effect at the time of the most recent Borrowing Base determination (the “Borrowing Base Rate Contracts”) where the net marked to market economic effect of such Rate Contract Restructuring on the date thereof is negative (which, if such Rate Contract Restructuring is settled for cash only, shall equal the net amount of cash such Credit Party or Subsidiary receives), unless (i) the net marked to market economic effect of such Rate Contract Restructuring on the date thereof, when combined with the net marked to market economic effect of all other Rate Contract Restructurings and dispositions of Oil and Gas Properties permitted pursuant to Section 6.2(c) consummated during the period since the last Borrowing Base redetermination date, is less than or equal to five percent (5%) of the engineered value of the Borrowing Base then in effect (as determined by Agent in its sole and absolute discretion), or (ii) if the net marked to market economic effect of such Rate Contract Restructuring on the date thereof, when combined with the net marked to market economic effect of all other Rate Contract Restructurings and dispositions of Oil and Gas Properties permitted pursuant to Section 6.2(c) consummated during the period since the last Borrowing Base redetermination date, is greater than five percent (5%) of the engineered value of the Borrowing Base then in effect (as determined by Agent in its sole and absolute discretion), the Borrowing Base is reduced in accordance with the following sentence. Agent shall designate by written notice to Borrower, if it determines in its judgment that it is appropriate to do so, an immediate reduction in the Borrowing Base by the portion of the Borrowing Base attributable to such net economic effect of the Rate Contract Restructuring (as determined by Agent in its sole and absolute discretion). Borrower shall promptly notify Agent of each Rate Contract Restructuring.

(c) Notwithstanding anything else to the contrary herein, for purposes of calculating Proven Reserves solely in connection with calculating the Borrower’s compliance with clause (a)(iii) above, the pricing assumptions used for any particular Proven Reserves shall be based upon the following price decks: (i) for natural gas, the average of the Three-Year Strip Price quotation for deliveries of natural gas from the New York Mercantile Exchange for Henry Hub, (ii) for crude oil, the average Three-Year Strip Price quotation for deliveries of crude oil from the New York Mercantile Exchange for Cushing, Oklahoma and (iii) for natural gas liquids, the average Three-Year Strip Price quotation for deliveries of natural gas liquids from the New York Mercantile Exchange for Mont Belvieu, Texas.

As used herein, “Three-Year Strip Price” means the average quotation for deliveries of natural gas, crude oil or natural gas liquids, as the case may be, for each of the three following year periods determined as of the date such Rate Contract is executed.

(d) Borrower shall not enter into any amendment to that certain Schedule to ISDA Master Agreement between BP Corporation North America Inc. and Borrower dated effective as of [                    ], 2012 that could reasonably be expected to be materially adverse to the Agent and the Lenders, without the prior written consent of Agent.

ARTICLE VII.

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been cash collateralized or otherwise backstopped in a manner reasonably satisfactory to the L/C Issuer):

7.1 Current Ratio. The Credit Parties shall not permit, as of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2012, the Current Ratio as of such fiscal quarter end to be less than 1.00 to 1.00.

7.2 Leverage Ratio. The Credit Parties shall not permit, as of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2012, the Leverage Ratio for the four fiscal quarter period ending on such date to be greater than 4.00 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT

8.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of the Borrower’s Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made (except that any such representations and warranties that are qualified as to materiality shall be true and correct in all respects); or

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 5.1, 5.2(b), 5.3(a), 5.6(a), 5.14, 5.16, Article VI or Article VII hereof or the Fee Letter; or

(d) Other Defaults. Any Credit Party or Subsidiary of the Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Agent or Majority Lenders; or

(e) Cross-Default. Any Credit Party or any Subsidiary thereof (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency; Voluntary Proceedings. The Borrower ceases or fails, or the Credit Parties and the Borrower’s Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary thereof: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary thereof or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any of the Borrower’s Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary thereof acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of the Borrower’s Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or (ii) the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of the Borrower’s Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any of the Borrower’s Subsidiaries party thereto or any Credit Party or any of the Borrower’s Subsidiaries or any holder of the Stock or Stock Equivalents thereof shall (i) challenge the validity or authority of the transactions contemplated by this Agreement and the other Loan Documents, (ii) so state in writing or (iii) bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k) Ownership. A Change of Control occurs; or

(l) Governmental Authority. Any Governmental Authority shall condemn, seize or otherwise appropriate or take custody or control of all or any portion of the property of the Borrower (with or without the payment of compensation) or take any other action which, in each case, would have (i) a Material Adverse Effect on the ability of the Borrower to perform its obligations under this Agreement or any of the Loan Documents or (ii) a Material Adverse Effect upon (A) the legality, validity, binding effect or enforceability of any Loan Document, or (B) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Secured Parties under any of the Collateral Documents; or

(m) Material Contracts. There shall have been a material default, termination or cancellation of any Material Contract without the prior written consent of the Agent; or

(n) Borrowing Base. Any failure to cure any Deficiency in accordance with Section 2.12 or the failure of the Borrower to deliver an election notice or to perform the actions chosen to remedy a Deficiency as set forth in Section 2.8(b); or

(o) Rate Contracts. (i) An Event of Default or Termination Event (as defined in any Rate Contract) occurs in respect of any Rate Contract and the Borrower is the Affected Party (as defined in the Rate Contract), (ii) the counterparty to such Rate Contract (other than the Borrower) declares or elects an Early Termination Date (as defined in the Rate Contract) with respect to a Transaction (as defined in the Rate Contract) under such Rate Contract and (iii) the net payment due by the Borrower under such Rate Contract exceeds $5,000,000; or

(p) ERISA. (i) An ERISA Event occurs with respect to a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Credit Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000l.

8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and shall at the request of the Majority Lenders:

(a) declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such Revolving Loan Commitments shall forthwith be terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 8.1(f) or 8.1(g) above with respect to any Credit Party (in the case of clause (i) of subsection 8.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Lender or the L/C Issuer.

8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then the Agent may, and upon request of Majority Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2 hereof), and the Borrower shall thereupon deliver to the Agent, to be held for the benefit of the Secured Parties, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Agent may at any time apply any or all of such cash and cash collateral (a) to the payment of any or all of the Credit Parties’ Letter of Credit Obligations then due and payable in respect of any Letters of Credit, and (b) after the occurrence and during the continuance of an Event of Default, in accordance with Section 8.5. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent’s name, for the benefit of the Agent, Lenders, and L/C Issuers, entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

8.5 Application of Proceeds. During the continuance of an Event of Default, the Agent may, and shall upon the direction of Majority Lenders apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), or after maturity, and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent, Lenders, and L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of the Letter of Credit Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

ARTICLE IX.

THE AGENT

9.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints Wells Fargo (together with any successor Agent pursuant to Section 9.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

9.2 Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties. Notwithstanding the foregoing, nothing herein shall prohibit any Secured Party from exercising its rights and remedies as an unsecured creditor (including, without limitation, filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of any Credit Party arising under either any insolvency or liquidation proceeding or applicable non-bankruptcy law) against any Credit Party in accordance with applicable law, including, without limitation, the right to file an involuntary proceeding under the Bankruptcy Code; provided that in the event that any Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Obligations, such judgment Lien shall be subject to the terms of this Agreement, including without limitation, Section 10.11.

9.3 Use of Discretion.

(a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

9.4 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by the Agent.

9.5 Reliance and Liability.

(a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.

9.6 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Lender”, “ Majority Lenders”, “Required Lenders” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Lender or as one of the Majority Lenders or Required Lenders, respectively.

9.7 Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders or L/C Issuers, the Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.

9.8 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

9.9 Resignation of Agent or L/C Issuer.

(a) The Agent may resign at any time by delivering notice of such resignation to the Secured Parties and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

9.10 Release of Collateral or Credit Parties. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.12; and

(b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.12 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 6.1 and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that the Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable after written notice has been given to such holders by the Agent, (C) deposit of cash collateral (or, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit) with respect to any undrawn Letter of Credit or any other contingent Obligation to the extent a claim giving rise thereto has been asserted in amounts and on terms and conditions and with parties reasonably satisfactory to the Agent and each Indemnitee that is, or may be, owed such Obligations and (D) to the extent requested by the Agent, receipt by Agent on behalf of the Secured Parties, of liability releases from the Credit Parties each in form and substance reasonably acceptable to the Agent.

Each Lender and L/C Issuer hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10.

9.11 Additional Secured Parties. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Providers on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Borrower or any of its Subsidiaries which arise under Secured Rate Contracts. No Secured Swap Provider shall have any voting or approval rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Rate Contracts.

ARTICLE X.

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent with the consent of the Majority Lenders), the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Agent with the consent of all the Lenders directly affected thereby), in addition to the Majority Lenders (or by the Agent with the consent of the Majority Lenders), and the Borrower and acknowledged by the Agent, do any of the following:

(i) increase the Aggregate Revolving Loan Commitment in excess of $500,000,000.

(ii) postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) amend this Section 10.1 or the definition of “Majority Lenders”, “Required Lenders” or any provision providing for consent or other action by all Lenders;

(vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vii) increase the Borrowing Base; or

(viii) amend, waive or modify the BP Intercreditor Agreement if the effect of such amendment, waiver or modification would be to (A) change the priority of or subordinate any Lien on the Collateral securing the Obligations or (B) materially modify any material remedy provided for therein in a manner materially adverse to the Lenders;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi), (vii), (viii) and (ix).

(b) No decrease or reaffirmation of the Borrowing Base shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders).

(c) No increase or extension to the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to subsection 8.2(a)) shall be effective unless the same shall be in writing and signed by such affected Lender, including a Non-Funding Lender.

(d) No amendment, waiver or consent shall, unless in writing and signed by the Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Majority Lenders or all Lenders directly affected thereby as the case may be (or by the Agent with the consent of the Majority Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.

10.2 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to SyndTrak® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com, or using such other means of posting to SyndTrak ® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent. Transmission by electronic mail (including E-Fax) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article II shall be effective until received by Agent and no communication to the Borrower pursuant to Article XI shall be effective until received by the Borrower.

(c) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

10.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 10.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER, ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER, ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

10.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

10.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Majority Lenders, shall be at the expense of such Credit Party, and neither Agent nor any Secured Party shall be required under any Loan Document to reimburse any Credit Party or any of the Borrower’s Subsidiaries therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agent and the Lead Arranger for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Agent, (b) the Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent for its examiners), (c) each of the Agent, its Related Persons and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any of the Borrower’s Subsidiaries, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

10.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, the Lead Arranger, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Material Contract, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person other than to the extent so resulting as aforesaid.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

10.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

10.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Secured Party.

10.9 Assignments and Participations.

(a) This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article IX), the Agent, each Lender and L/C Issuer party hereto and, to the extent provided in Section 9.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.9), none of the Borrower, any other Credit Party, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Loans or is made with the prior consent of the Borrower and the Agent; provided further, however that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof. Notwithstanding the foregoing, no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Non-Funding Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(c) The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 11.1 and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 10.9(b)(iii), upon the Agent (and the Borrower, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Loan

Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) In addition to the other rights provided in this Section 10.9, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 11.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of subsection 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 10.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Loan Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Notes or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.10 Confidentiality. Each Lender, L/C Issuer and the Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential for a period of two (2) years following the date on which this Agreement terminates in accordance with the terms hereof, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials

(and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs (including the investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.

Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

10.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of the Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, and the L/C Issuers, their Affiliates and the other Secured Parties may have.

(b) Sharing of Payments, Etc. If any Secured Party, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article XI and such payment exceeds the amount such Secured Party would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Secured Party shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Secured Party to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Secured Party in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Secured Party without interest and (b) such Secured Party shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Secured Party were the direct creditor of the applicable Credit Party in the amount of such participation.

10.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

10.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

10.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

10.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuer, the Agent and subject to the provisions of Section 9.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

10.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 10.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

10.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

10.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Any indemnification or other protection provided to any Indemnitee pursuant to (i) Article IX (The Agent), Section 10.5 (Costs and Expenses), Section 10.6 (Indemnity), this Section 10.20, and Article XI (Taxes, Yield Protection and Illegality) of this Agreement, (ii) solely for the two (2) year time period specified therein, the provisions of Section 10.10 of this Agreement and (iii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Revolving Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) hereof, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

10.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1, 11.3 and/or 11.6; (ii) any Lender becomes a Non-Funding Lender; (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Majority Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, or (iv) the refusal of a Lender to accept the new proposed Borrowing Base pursuant to Section 2.12(a) or (b) in which Required Lenders have already consented to such new Borrowing Base but the consent of each Lender is required with respect thereto, the Borrower may, at its option, notify the Agent and such Affected Lender (or such Non-Funding, non-consenting or non-accepting Lender, as the case may be) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such Non-Funding, non-consenting or non-accepting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such Non-Funding, non-consenting or non-accepting Lender, as the case may be) shall sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 10.22 and Section 10.9. Upon any such assignment and payment and compliance with the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

10.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

10.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

10.25 Termination. Notwithstanding anything to the contrary herein, this Agreement shall terminate upon receipt by the Agent of evidence satisfactory to it that all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and all obligations in respect of the Loan Documents have been satisfied in full.

ARTICLE XI.

TAXES, YIELD PROTECTION AND ILLEGALITY

11.1 Taxes.

(a) Except as otherwise provided in this Section 11.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 11.1), Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).

(c) In addition, the Borrower agrees to pay, and authorizes the Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Agent in the amount equal to any such payment, make a Swingline Loan to the Borrower in such amount, the proceeds of which shall be used by the Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to the Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 11.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 11.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the

Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Agent.

11.2 Illegality. If any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof by a Governmental Authority, which introduction or change occurs after the Closing Date has made it unlawful, or that any central bank or other Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan as a result of an event occurring after the Closing Date as specified in clause (a) above, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 11.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Agent pursuant to this Section 11.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

11.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation by a Governmental Authority of, any law or regulation made or issued after the Closing Date or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) occurring after the Closing Date, in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the Closing Date.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation that is introduced or changed after the Closing Date;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment(s), loans, credits or obligations under this Agreement, and, in any such case, if (but only if) such introduction or change first occurs after the Closing Date, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to the Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

11.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any out-of-pocket loss or expense actually incurred which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.7;

(d) the prepayment (including pursuant to Section 2.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 2.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 11.4 and under subsection 11.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

11.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 2.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

11.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

11.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XI shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XII.

WAIVER OF SOVEREIGN IMMUNITY

Nothing contained this Agreement or in any of the other Loan Documents shall constitute or be construed as an acknowledgment or agreement by any Credit Party, any Lender, the Agent or any party subject thereto that any Credit Party or any Subsidiary thereof is subject or entitled to sovereign immunity from suit. Notwithstanding the foregoing, each Credit Party hereby agrees as follows:

12.1 Representation and Warranty. Each Credit Party, for itself, and for the Borrower’s Subsidiaries, directors, officers, employees and/or agents, represents and warrants to the Agent and the Lenders that (i) its waiver of immunity from suit in its Organization Documents is valid, legally enforceable and binding on such Credit Party; (ii) it will not assert sovereign immunity from suit either as a jurisdictional matter or defense in any action brought against such Credit Party or any of the Borrower’s Subsidiaries under its respective Organization Documents (or equivalent governing document); and (iii) it will not raise as a defense to any action brought against such Credit Party or any of its Subsidiaries under its respective Organization Documents (or equivalent governing document); plaintiff’s failure to exhaust its remedies in tribal court.

12.2 Waiver of Sovereign Immunity; Jurisdiction. By its execution of this Agreement, each Credit Party, for itself, and for the Borrower’s Subsidiaries, directors, officers, employees and/or agents, hereby expressly, unequivocally, absolutely and irrevocably (i) waives any immunity it may have with respect to non-judicial dispute resolution (including without limitation, arbitration) of controversies, claims, counterclaims and/or crossclaims arising in law or in equity brought by the Agent, the Lenders and/or the successors and assigns of all or a portion of the Agent’s and the Lender’s respective rights under this Agreement and/or the Loan Documents (“their respective successors and assigns”); (ii) waives any immunity from suit, action, proceeding, or other legal process (including without limitation service of notice, attachment prior to judgment, attachment in aid of execution, execution and exercise of contempt powers) it may have with respect to controversies, claims, counterclaims and/or crossclaims arising in law or in equity brought by the Agent, the Lenders and/or their respective successors and assigns with respect to the obligations of each Credit Party and the Borrower’s Subsidiaries under this Agreement or in any Loan Document, or with respect to the Agent’s, the Lenders’ and/or their respective successors’ and assigns’ exercise of rights or remedies provided in this Agreement, any Loan Document or under law; (iii) waives any immunity from suit it may have respecting any action to enforce a judgment, decree, award or adjudication arising out of or related to controversy, claim, counterclaim and/or crossclaim described in the foregoing subparagraphs (i) and (ii); (iv) consents to suit, action, proceeding, or other legal process (including without limitation service of notice, attachment prior to judgment, attachment in aid of execution, execution and exercise of contempt powers) upon any and all controversies, claims, counterclaims and/or crossclaims arising in law or in equity brought by the Agent, the Lenders and/or their respective successors and assigns and to suit to enforce any judgment, decree, award or adjudication resulting therefrom; (v) agrees that any legal action or proceedings against it brought by the Agent, the Lenders and/or their respective successors or assigns or with respect to the enforcement of any judgment, decree, award or adjudication resulting therefrom may be brought in courts having subject matter jurisdiction over such action or proceeding (which shall include without limitation, the courts of the State of New York); (vi) waives any right and/or claim it may have under the tribal exhaustion, or other, doctrine to raise as a defense to suit and/or venue the plaintiff’s failure to exhaust its remedies in tribal court; (vii) consents to and attorns to the personal jurisdiction and venue of courts (including without limitation, courts of the State of New York) over such action or proceeding having subject matter jurisdiction over to any action related to the Loan Documents and/or to any action to enforce the rights and remedies of the Agent, the Lenders and/or their respective successors and assigns under the Loan Documents or law and/or any action to enforce any judgment, decree, award or adjudication resulting therefrom. Each Credit Party, for itself, and for the Borrower’s Subsidiaries, directors, officers, employees and/or agents, further agrees that a final judgment, award, decree or adjudication in any such action or proceeding may be enforced in any court having subject matter jurisdiction (which shall include without limitation, the courts of the State of New York) by suit on such judgment, award, decree or adjudication, or in any other manner provided by New York law; that such judgment, award, decree or adjudication shall be a lien and/or charge against the property, assets and/or revenue of each Credit Party and the Borrower’s Subsidiaries; and that the property, assets and/or revenue of each Credit Party and the Borrower’s Subsidiaries are subject to levy and sale by virtue of an execution on any such judgment, award, decree, adjudication or determination.

EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT THE AGREEMENTS AND WAIVERS CONTAINED IN THIS ARTICLE XII ARE MATERIAL INDUCEMENTS FOR THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT WITHOUT SUCH WAIVERS AND AGREEMENTS THE AGENT AND THE LENDERS WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

12.3 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Lead Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agent, the Lead Arranger or any of the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Lead Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Lead Arranger or any of the Lenders have any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Lead Arranger and each Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

UTE ENERGY CORPORATION

By:

Name:

Title:

FEIN:

UTE ENERGY MANAGEMENT LLC

By:

Name:

Title:

FEIN:

Address for Notices:

Ute Energy Corporation Ute Energy Management LLC 1875 Lawrence Street, Suite 200 Denver, CO 80202 Attn: Chief Financial Officer Facsimile: 720-420-3201

Signature Page to Credit Agreement

Ute Energy Corporation

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WELLS FARGO BANK, N.A., as the Agent, L/C Issuer, Swingline Lender and as a Lender

By:
Oleg Kogan Director

Address for Notices:

Wells Fargo Bank, N.A. 1700 Lincoln Street, Suite 600 Denver, CO 80203 Attn: Oleg Kogan Facsimile: 303-863-5196

Signature Page to Credit Agreement

Ute Energy Corporation

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:

Name:

Title:

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

GOLDMAN SACHS BANK USA, as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

MACQUARIE BANK LIMITED, as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

ROYAL BANK OF CANADA, as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

UNION BANK, N.A., as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

CADENCE BANK, N.A., as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

ASSOCIATED BANK, N.A., as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

KEY BANK NATIONAL ASSOCIATION, as a Lender

By:

Name:

Title:

Signature Page to Credit Agreement

Ute Energy Corporation

Schedule 2.1

Revolving Loan Commitments

Lender	Revolving Loan Commitment
Wells Fargo Bank, National Association	$	[ ]
Macquarie Bank Limited	$	[ ]
Royal Bank of Canada	$	[ ]
Deutsche Bank Trust Company Americas	$	[ ]
Goldman Sachs Bank USA	$	[ ]
Union Bank, N.A.	$	[ ]
Cadence Bank, N.A.	$	[ ]
Associated Bank, N.A.	$	[ ]
Key Bank, National Association	$	[ ]

$150,000,000.00